Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
WORKIVA INC.,
SAPIENCE MERGER SUB, INC.,
SUSTAIN.LIFE, INC.
AND
THE SELLERS REPRESENTATIVE NAMED HEREIN
FOR THE MERGER OF SAPIENCE MERGER SUB, INC.
WITH AND INTO SUSTAIN.LIFE, INC.

ARTICLE 1 MERGER	2
1.1 The Merger	2
1.2 Effective Time of the Merger	2
1.3 Effects of the Merger	2
1.4 Certificate of Incorporation and Bylaws	2
1.5 Directors and Officers of the Surviving Corporation	2
1.6 Effect on Capital Stock	2
1.7 Dissenting Shares	4
1.8 Joinder and Letters of Transmittal	4
1.9 Payment of Upward Merger Consideration Adjustment	4
1.10 No Further Ownership Rights or Transfers	5
1.11 Cancellation of Options, Cancellation of Restricted Stock, Cancellation of SAFE Notes	5
1.12 Withholding Rights	7

ARTICLE 2 MERGER CONSIDERATION, ADJUSTMENTS AND RECONCILIATION	7
2.1 Merger Consideration	7
2.2 Calculation of Estimated Merger Consideration for Closing	8
2.3 Payment of Estimated Merger Consideration and Related Payments	8
2.4 Merger Consideration Adjustment and Reconciliation	9

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY	12
3.1 Organization and Good Standing	12
3.2 Capitalization; Subsidiaries	13
3.3 Authority and Authorization; Conflicts; Consents	13
3.4 Financial Statements and Undisclosed Liabilities	14
3.5 Taxes	15
3.6 Litigation and Orders	20
3.7 Compliance with Law	20
3.8 Contracts	21
3.9 Certain Assets	23
3.10 Certain Accounts	23
3.11 Real Property	23
3.12 Environmental Matters	24
3.13 Intellectual Property	24
3.14 Insurance	27
3.15 Absence of Certain Events	27
3.16 Employee Benefits	29
3.17 Employees and Labor Relations	32
3.18 Certain Business Relationships	35
3.19 Suppliers and Customers	35
3.20 Absence of Certain Business Practices	35
3.21 UK Bribery Act	36
3.22 Accounts Receivable	36
3.23 Powers of Attorney	36
3.24 Computer Systems	36
3.25 Open Source	37

3.26 Data and Privacy	37
3.27 Stockholder Voting Requirement	38
3.28 Brokers	38

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB	38
4.1 Organization and Good Standing	38
4.2 Authority and Authorization; Conflicts; Consents	39
4.3 Brokers	39
4.4 No Other Representations	39

ARTICLE 5 CERTAIN COVENANTS	40
5.1 Further Assurances	40
5.2 Confidentiality and Publicity	40
5.3 Certain Tax Matters	40
5.4 D&O Tail Policy	44
5.5 Intercompany Accounts; Certain Business Relationships	44
5.6 SEC and National Securities Exchange Requirements	44
5.7 Copy of Data Room Contents	45
5.8 Employment Matters	45
5.9 Attorney-Client Privilege	45

ARTICLE 6 CLOSING, AND CLOSING DELIVERIES	46
6.1 Closing	46
6.2 Closing Deliveries by the Company	46
6.3 Closing Deliveries by Buyer and Merger Sub	49

ARTICLE 7 INDEMNIFICATION AND RESOLUTION OF CERTAIN DISPUTES	49
7.1 Survival	49
7.2 Indemnification by Sellers	49
7.3 Indemnification by Buyer	50
7.4 Certain Limitations and Other Matters Regarding Claims	50
7.5 Indemnification Procedures	52
7.6 Effect of Merger Consideration Adjustment	54
7.7 Indemnification Adjusts Merger Consideration for Tax Purposes	54
7.8 Reconciliation Escrow Amount and Indemnification Escrow Amount; Indemnification Escrow Amount Release Date	54

ARTICLE 8 CERTAIN GENERAL TERMS AND OTHER AGREEMENTS	55
8.1 Notices	55
8.2 Expenses	55
8.3 Interpretation; Construction	55
8.4 Parties in Interest; Third Party Beneficiaries	57
8.5 Governing Law	57
8.6 Jurisdiction, Venue and Waiver of Jury Trial	57
8.7 Entire Agreement; Amendment; Waiver	57
8.8 Assignment; Binding Effect	57
8.9 Severability; Blue Pencil	58

8.10 Counterparts	58
8.11 Sellers Representative and Related Matters	58

ARTICLE 9 CERTAIN DEFINITIONS	61

Exhibits
Exhibit 1.2     Form of Certificate of Merger
Exhibit 1.4(a)     Certificate of Incorporation of the Surviving Corporation
Exhibit 1.4(b)     Bylaws of the Surviving Corporation
Exhibit 1.6    Merger Consideration Allocation Schedule
Exhibit 1.8     Form of Joinder and Letter of Transmittal
Exhibit 2.3    Fund Flow
Exhibit 2.3(a)(5)     Transaction Expenses
Exhibit 2.4(h)     Example Net Working Capital
Exhibit 6.2(f)    Restrictive Covenant Agreement Signatories
Exhibit 6.2(u)    Terminated Agreements
Exhibit 7.8(a)     Form of Escrow Agreement

Schedules and Exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby agrees to supplementally furnish to the SEC upon request any omitted schedule or exhibit to the Agreement and Plan of Merger.

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into effective as of June 17, 2024, by and among Workiva Inc., a Delaware corporation (“Buyer”), Sapience Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Sustain.Life, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as representative, agent and attorney-in-fact of the Sellers (the “Sellers Representative”). Section 8.3 describes various interpretations and constructions used in this Agreement. Article 9 contains definitions of various capitalized terms used in this Agreement.
RECITALS
A.    Collectively, the Persons listed in Schedule 3.2 as a Stockholder (each a “Stockholder”) own all of the issued and outstanding shares of capital stock of the Company, which consist of shares of (i) common stock, par value $0.0001 per share (“Common Stock”) and (ii) preferred stock, par value $0.0001 per share, including both the Series Seed Preferred Stock and the Series SAFE Preferred Stock (“Preferred Stock” and such outstanding shares of Preferred Stock together with the Common Stock, the “Shares”).
B.    Collectively, the Persons listed in Schedule 3.2 in their capacity as an Optionee (each, an “Optionee”) hold all of the outstanding stock options (each, an “Option”) to purchase Common Stock.
C.    Collectively, the Persons listed in Schedule 3.2 in their capacity as a holder of Common Stock subject to restrictions (each, a “Restricted Stock Holder”) hold all of the outstanding shares of restricted stock of the Company issued under the Sustain.Life, Inc. 2021 Stock Plan pursuant to a Restricted Stock Purchase Agreement (“Restricted Stock”).
D.    Collectively, the Persons listed in Schedule 3.2 in their capacity as a SAFE Holder (each, a “SAFE Holder”) hold all of the outstanding SAFE Notes convertible into Common Stock.
E.    In this Agreement, the Stockholders, Optionees, Restricted Stock Holders and SAFE Holders are also each referred to as a “Seller.”
F.    The Company is engaged in the business of developing and providing services related to carbon accounting platforms to help third party businesses track, manage and report their carbon emissions (such business, along with the other business activities of the Company, collectively being the “Business”).
G.    The Parties desire to enter into this Agreement with respect to the contemplated merger of Merger Sub with and into the Company, with the Company being the surviving corporation of such merger, upon and subject to the terms herein.
AGREEMENT
In consideration of the foregoing and the representations, warranties, covenants and agreements in this Agreement, each Party hereby agrees as follows:

ARTICLE 1
MERGER
1.1The Merger. In accordance with, and subject to, the terms of this Agreement, the Certificate of Merger and the General Corporation Law of the State of Delaware (the “DGCL”), at the Merger Effective Time (as defined below), Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving company of the Merger (the “Surviving Corporation”) and the separate corporate existence of Merger Sub will thereupon cease.
1.2Effective Time of the Merger. The Merger will become effective upon the filing by the Company of a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware substantially in the form attached hereto as Exhibit 1.2 and in accordance with the requirements of the DGCL, or at such other subsequent date or time as Buyer and the Company may agree and specify in the Certificate of Merger in accordance with the DGCL (the “Merger Effective Time”). Upon Closing, the Company will execute the Certificate of Merger, and the Company will file the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to this Section 1.2.
1.3Effects of the Merger. The Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub will be vested in the Surviving Corporation, and all debts, obligations and other Liabilities of the Company and Merger Sub will become the debts, obligations and other Liabilities of the Surviving Corporation.
1.4Certificate of Incorporation and Bylaws. The amended and restated certificate of incorporation of the Company filed simultaneously with the Certificate of Merger will, at the Merger Effective Time, read in its entirety as set forth in Exhibit 1.4(a) and will be the amended and restated certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by Applicable Law. The bylaws of the Merger Sub in effect immediately before the Merger Effective Time will, at the Merger Effective Time, read in their entirety as set forth in Exhibit 1.4(b) and will be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by Applicable Law, provided, however, the name of the corporation set forth therein shall be changed to the name of the Company.
1.5Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately before the Merger Effective Time (and any other individual that Buyer directs) will be the directors of the Surviving Corporation from and after the Merger Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub immediately before the Merger Effective Time (and any other individual that Buyer directs) will be the officers of the Surviving Corporation from and after the Merger Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
1.6Effect on Capital Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Person, the following will occur:
(a)Merger Sub and Surviving Corporation Stock. Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately before the Merger Effective Time will automatically be converted into one validly issued, fully paid and non-assessable share of the

Surviving Corporation, which will be the only shares of capital stock of the Surviving Corporation issued and outstanding immediately after the Merger Effective Time.
(b)Treatment of Company Shares. Each Share issued and outstanding immediately before the Merger Effective Time (other than any Dissenting Shares, if any, all of which are subject to the terms of Section 1.7) will automatically cease to exist and cease to be outstanding and will automatically be converted into the right to receive from Buyer the following consideration, upon and subject to the terms herein:
(1)each share of Common Stock issued and outstanding immediately prior to the Merger Effective Time shall be canceled and converted into the right to receive an amount in cash equal to the sum of (A) the amount set forth next to the name of the former holder of such share of Common Stock on Exhibit 1.6 corresponding to the “Closing Consideration for Shares” column (as such amount will then be reduced by any applicable withholdings and any other adjustments set forth therein), plus (B) from time to time after Closing, any cash disbursements required to be made arising from any Upward Merger Consideration Adjustment or from the Escrow Amounts or Expense Fund with respect to such share of Common Stock to the former holder thereof in accordance with the terms of this Agreement (as and when such disbursements are required to be made) and in an amount equal to (i) the percentage set forth next to such holder’s name on Exhibit 1.6 corresponding to the column applicable to the specific payment event, multiplied by (ii) the total amount to be paid for the specific payment event;
(2)each share of Series Seed Preferred Stock, issued on an as-converted to Common Stock basis, immediately prior to the Merger Effective Time shall be canceled and converted into the right to receive an amount in cash equal to the sum of (A) the amount set forth next to the name of the former holder of such share of Series Seed Preferred Stock on Exhibit 1.6 corresponding to the “Closing Consideration for Shares” column (as such amount will then be reduced by any applicable withholdings and any other adjustments set forth therein), plus (B) from time to time after Closing, any cash disbursements required to be made arising from any Upward Merger Consideration Adjustment or from the Escrow Amounts or Expense Fund with respect to such share of Series Seed Preferred Stock, issued on an as-converted to Common Stock basis, to the former holder thereof in accordance with the terms of this Agreement (as and when such disbursements are required to be made) and in an amount equal to (i) the percentage set forth next to such holder’s name on Exhibit 1.6 corresponding to the column applicable to the specific payment event, multiplied by (ii) the total amount to be paid for the specific payment event; and
(3)each share of Series SAFE Preferred Stock, issued on an as-converted to Common Stock basis, immediately prior to the Merger Effective Time shall be canceled and converted into the right to receive an amount in cash equal to the sum of (A) the amount set forth next to the name of the former holder of such share of Series SAFE Preferred Stock on Exhibit 1.6 corresponding to the “Closing Consideration for Shares” column (as such amount will then be reduced by any applicable withholdings and any other adjustments set forth therein), plus (B) from time to time after Closing, any cash disbursements required to be made arising from any Upward Merger Consideration Adjustment or from the Escrow Amounts or Expense Fund with respect to such share of Series SAFE Preferred Stock, issued on an as-converted to Common Stock basis, to the former holder thereof in accordance with the terms of this Agreement (as and when such disbursements are required to be made) and in an amount equal to (i) the percentage set forth next to such holder’s name on Exhibit 1.6 corresponding to the column applicable to the specific payment event, multiplied by (ii) the total amount to be paid for the specific payment event.

(c)Treasury Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder thereof, each Share issued and outstanding immediately prior to the Merger Effective Time that is held in the treasury of the Company shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.
1.7Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, each Stockholder who does not vote or execute a written consent approving the Merger and who complies with all of the relevant provisions of Section 262 of the DGCL (each, a “Dissenting Stockholder” and with each Share held by any Dissenting Stockholder being a “Dissenting Share”) will not have the right to receive payment pursuant hereto, but instead and in lieu thereof will have the right to receive payment from Buyer with respect to such Dissenting Shares held by the Dissenting Stockholder in accordance with Section 262 of the DGCL, unless and until such holder has effectively withdrawn or lost such right under the DGCL. If any such Dissenting Stockholder has effectively withdrawn or lost such right, then (a) such Stockholder will no longer be deemed a Dissenting Stockholder, (b) such holder’s Shares will no longer be deemed Dissenting Shares and (c) such holder thereafter will have the right to receive the amounts set forth next to such holder’s name on Exhibit 1.6 with respect to such holder’s Shares upon execution and delivery of a Joinder and Letter of Transmittal in respect of such Shares. If any Dissenting Stockholder prevails in a right to receive payment from Buyer with respect to such Dissenting Shares held by the Dissenting Stockholder in accordance with Section 262 of the DGCL, the Paying Agent shall, with respect to each Dissenting Share owned by such Dissenting Stockholder represented thereby, pay to the Buyer for payment to the Dissenting Stockholder in whose name such Dissenting Share is registered an amount per Dissenting Share (the “Dissenting Per Share Payment”) equal to the amount judicially determined to be due to such Dissenting Stockholder, up to the amounts set forth next to such Dissenting Stockholder’s name on Exhibit 1.6, by wire transfer of immediately available funds to the account specified in the Joinder and Letter of Transmittal with respect to such Shares. In the event the aggregate Dissenting Per Share Payment is greater than the amounts set forth next to such Dissenting Stockholder’s name on Exhibit 1.6, the balance of the Dissenting Per Share Payments due to such Dissenting Stockholder shall be reimbursed to the Buyer pursuant to the indemnification provisions of this Agreement for payment to the Dissenting Stockholder in whose name such Dissenting Shares are registered. In the event the Dissenting Per Share Payment is less than the Per Share Closing Consideration, the excess of the Dissenting Per Share Payments shall be distributed to the Sellers other than the Dissenting Stockholders in proportion to each such Seller’s Pro Rata Portion. Any costs or expenses related to any proceeding arising out of any Dissenting Share (including reasonable attorneys’ fees or expenses) shall be shared equally by the Parties.
1.8Joinder and Letters of Transmittal. Prior to the Closing Date, the Company will either provide, or instruct the Paying Agent to provide immediately after the Closing, to each Seller, a joinder and letter of transmittal, each substantially in the form attached hereto as Exhibit 1.8, for effecting the joinder to this Agreement, and payment of the Merger Consideration to which such Sellers are entitled (each a “Joinder and Letter of Transmittal”).
1.9Payment of Upward Merger Consideration Adjustment. With respect to payment of an Upward Merger Consideration Adjustment, if applicable:
(a)The Company will perform, or will cause to be performed, with respect to each Option or share of Restricted Stock owned by each Payroll Payment Recipient represented thereby, a dry payroll run, as promptly as practicable after the Closing and after receipt of written notice from the Paying Agent of Paying Agent’s receipt of a duly executed Joinder and Letter of Transmittal, to determine the Employer Obligation Amount with respect to such payment.

(b)The Paying Agent will, with respect to each Share, share of Restricted Stock, and SAFE Note owned by each Paying Agent Payment Recipient represented thereby, pay to such Paying Agent Payment Recipient in whose name such Share, share of Restricted Stock, or SAFE Note is registered, an amount equal to (i) the percentage set forth next to such holder’s name on Exhibit 1.6 corresponding to the “Upward Merger Consideration Adjustment” column multiplied by (ii) (A) the dollar amount of the Upward Merger Consideration Adjustment, minus (B) the Employer Obligation Amount applicable with respect to the Upward Merger Consideration Adjustment allocable to such holder’s shares of Restricted Stock.
(c)The Paying Agent will, with respect to each Option or share of Restricted Stock owned by each Payroll Payment Recipient represented thereby, pay to such Payroll Payment Recipient in whose name such Option or share of Restricted Stock is registered an amount equal to (i) the percentage set forth next to such holder’s name on Exhibit 1.6 corresponding to the “Upward Merger Consideration Adjustment” column multiplied by (ii) (A) the dollar amount of the Upward Merger Consideration Adjustment, minus (B) the Employer Obligation Amount applicable with respect to the Upward Merger Consideration Adjustment allocable to such holder’s Options or shares of Restricted Stock.
1.10No Further Ownership Rights or Transfers. At and after the Merger Effective Time, the stock transfer books of the Surviving Corporation will be closed with respect to the capital stock of the Company, and there will be no further registration of transfers of the capital stock of the Company thereafter on the records of the Surviving Corporation. Until surrendered with a duly executed Joinder and Letter of Transmittal as contemplated by Section 2.3(b), each share certificate, physical or virtual, representing Shares converted as provided in Section 1.6(b) will be deemed, at and after the Merger Effective Time, to represent only the right to receive upon such surrender the consideration for such Shares as set forth in Section 1.6(b), subject to the terms contained in this Agreement. No interest shall be paid or shall accrue on any cash payable with respect to any Share.
1.11Cancellation of Options, Cancellation of Restricted Stock, Cancellation of SAFE Notes.
(a)Treatment of Options. The Company through action of its board of directors may declare, effective at the Merger Effective Time, that the vesting of certain outstanding unvested Options will be partially or fully accelerated, on a case-by-case basis. To the extent not already done so on or before the Closing Date, the Company (including directly through action of its board of directors or indirectly through action of the board of directors of 4Sided) may declare, effective at the Merger Effective Time, that certain outstanding Vested Options previously granted (to the extent not previously exercised) set forth on Schedule 1.11(a) shall be exercised effective as of the Closing, with payment for such Options to be made by forfeiture of that number of shares of Common Stock otherwise deliverable upon exercise of such Vested Option with an aggregate Per Share Closing Consideration equal to the aggregate exercise price for such Vested Options, with the balance of the Vested Option to be issued in the form of shares of Common Stock that will be treated in accordance with the provisions of Section 1.6(b)(1). To the extent not already done so on or before the Closing Date, the Company (including directly through action of its board of directors or indirectly through action of the board of directors of 4Sided) will declare, effective at the Merger Effective Time, that all other outstanding Vested Options previously granted (to the extent not previously exercised), may not be exercised and will instead be canceled at the Merger Effective Time in exchange for the right to receive upon execution and delivery of a Joinder and Letter of Transmittal in respect of such Vested Option:

(1)payment of consideration equal to the amount (if any), for each share of Common Stock covered by such canceled Vested Option as set forth next to the name of the former holder of such Vested Option on Exhibit 1.6 corresponding to the “Closing Consideration for Options” column (as such amount will then be reduced by any applicable withholdings and any other adjustments set forth therein) minus a Pro Rata Portion of the amount to be contributed with respect to each such holder of an Option to the Indebtedness and the Transaction Expenses; and
(2)the right to receive with respect to each share of Common Stock covered by such canceled Vested Option a percentage of any future cash disbursements required to be made arising from any Upward Merger Consideration Adjustment in accordance with Section 1.9 as set forth next to the name of the former holder of such Vested Option on Exhibit 1.6 corresponding to the column applicable to Upward Merger Consideration Adjustments, if and when subsequently disbursed to the Sellers; provided, however, that any such disbursement be made within five years pursuant to Section 409A of the Code.
All of the foregoing will be subject to the terms of this Agreement, including that such payment of consideration will be made at the times and subject to the conditions hereunder.
(3)Without limitation of Section 1.12, the amounts payable to the holders of Vested Options hereunder are subject to and will be reduced by any applicable withholding Taxes that are due as a result of the transactions contemplated by this Section 1.11.
(b)Treatment of Restricted Stock. The Company through action of its board of directors may declare, effective at the Merger Effective Time, that the vesting of certain outstanding unvested Restricted Stock will be partially or fully accelerated, on a case-by-case basis. All shares of Vested Restricted Stock shall be treated in accordance with the provisions of Section 1.6(b)(1); provided, however, that any such disbursement be made within five years pursuant to Section 409A of the Code. All unvested shares of Restricted Stock shall be repurchased by the Company immediately prior to the Closing, and the purchase price therefor shall be treated as a Transaction Expense.
(c)Treatment of SAFE Notes. To the extent not already done so on or before the Closing Date, the Company (including through action of its board of directors) will declare, effective at the Merger Effective Time, that each outstanding SAFE Note previously granted (but to the extent not previously exercised), may not be exercised and will instead be canceled at the Merger Effective Time in exchange for the right to receive upon execution and delivery of a Joinder and Letter of Transmittal in respect of such SAFE Note:
(1)payment of consideration equal to the amount (if any) payable on the number of shares of Common Stock equal to the Purchase Amount divided by the Liquidity Price (as such terms are defined in the SAFE Notes) as set forth next to the name of the holder of such SAFE Note on Exhibit 1.6 corresponding to the “Closing Consideration for SAFE” column (as such amount will then be reduced by any applicable withholdings and any other adjustments set forth therein), minus a Pro Rata Portion of the amount to be contributed with respect to each such holder of a SAFE Note to the Escrow Amounts, the Expense Fund, the Indebtedness and the Transaction Expenses; and
(2)the right to receive with respect to the number of shares of Common Stock equal to the Purchase Amount divided by the Liquidity Price (as such terms are defined in the SAFE Notes), a percentage of any future cash disbursements required to be made arising from any Upward Merger Consideration Adjustment or from the Escrow Amounts or the Expense Fund as set forth next to the name of the holder of such SAFE Note on Exhibit 1.6 corresponding to the column applicable to the type of disbursement, as and when subsequently disbursed to the Sellers.
All of the foregoing will be subject to the terms of this Agreement, including that such payment of consideration will be made at the times and subject to the conditions hereunder.
(d)Contingent Equity Rights. Any other contingent rights (if any) to acquire capital stock of the Company, or the equivalent value thereof, as of the Merger Effective Time shall, automatically by virtue of the Merger and without further action, be cancelled or terminated in connection with the Merger and, except as otherwise provided in paragraphs (a) and (b), without payment of any consideration therefor. Without limiting the generality of the foregoing, neither of Buyer nor Surviving Corporation will assume or be subject to any Options, SAFE Notes, Restricted Stock or equity awards or any other arrangement made by the Company prior to the Merger Effective Time.
1.12Withholding Rights. The Surviving Corporation, Buyer, the Escrow Agent, the Paying Agent, the Company and their respective Affiliates and agents will each be entitled to deduct and withhold from any amounts payable pursuant to this Agreement and/or any Ancillary Document to any Person (including to withhold and deduct from the amount payable to such Person at Closing any required amount attributable to payments into escrow or the Expense Fund at Closing on behalf of such Person) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of Applicable Law. Except with respect to (a) any deduction or withholding required to be made with respect to any compensatory payments (including those made to holders of Vested Options, Vested Restricted Stock and/or other contingent rights), (b) any deduction or withholding required to be made as a result of the Company’s failure to provide a FIRPTA Certificate or a Seller or other Person’s failure to provide a duly completed and properly executed IRS Form W-9 with its Joinder and Letter of Transmittal, and (c) any deduction or withholding reflected on the Withholding Certificate, to the extent that Buyer determines that any amounts are required to be deducted or withheld from amounts to be paid hereunder, Buyer shall use commercially reasonable efforts to inform the Person in respect of which such deduction or withholding is to be made of such determination reasonably promptly after it has been made, and Buyer shall reasonably consult in good faith with such Person regarding the applicability of such withholding and such Person’s determination of the availability of any legally permissible reductions or exclusions from such withholdings. To the extent reasonably practicable, Buyer shall consider in good faith any information and Tax forms from payees provided by such Person prior to the date on which any deduction or withholding is made under this Section 1.12. To the extent that amounts are deducted or withheld under this Section 1.12, such deducted or withheld amounts will be treated for purposes of this Agreement and the Ancillary Documents as having been paid to the Person in respect of which such deduction or withholding was made. Buyer shall provide Sellers’ Representative with written evidence of actual payment of all such Taxes promptly after any deduction or withholding is made.
ARTICLE 2
MERGER CONSIDERATION, ADJUSTMENTS AND RECONCILIATION
2.1Merger Consideration. “Initial Merger Consideration” means $100,000,000, and such amount, as is adjusted pursuant to the terms herein, is the “Merger Consideration.” Merger Consideration shall be equal to (A) $100,000,000 plus (B) Cash and Cash Equivalents plus either (C) the extent to which Actual Net Working Capital exceeds Target Net Working Capital or the negative of the extent to which Target Net Working Capital exceeds Actual Net Working Capital, as the case may be, minus (D) Actual Indebtedness, minus (E) Actual Transaction Expenses.

2.2Calculation of Estimated Merger Consideration for Closing. At least three Business Days prior to the Closing, the Company shall have delivered to Buyer a statement setting forth, in reasonable detail, (a) the Company’s good faith calculations of (1) the Cash of the Company, as of immediately prior to the Closing (“Estimated Cash”), (2) the Indebtedness of the Company, as of immediately prior to the Closing (“Estimated Indebtedness”), (3) Transaction Expenses (“Estimated Transaction Expenses”) and (4) the Company’s estimate of the Net Working Capital as of the Closing Date (“Estimated Net Working Capital”), (b) the extent to which (1) Estimated Net Working Capital exceeds Target Net Working Capital or (2) Target Net Working Capital exceeds Estimated Net Working Capital, as the case may be, and (c) the calculation of the amount of the Estimated Merger Consideration as determined pursuant to this Section 2.2. The “Estimated Merger Consideration” shall be equal to (A) $100,000,000 plus (B) Cash and Cash Equivalents plus either (C) the extent to which Estimated Net Working Capital exceeds Target Net Working Capital or the negative of the extent to which Target Net Working Capital exceeds Estimated Net Working Capital, as the case may be, minus (D) Estimated Indebtedness, minus (E) Estimated Transaction Expenses.
2.3Payment of Estimated Merger Consideration and Related Payments.
(a)At Closing and on the Closing Date, upon and subject to the terms herein, the following will occur:
(1)Buyer will deposit into escrow with the Escrow Agent, the amount of $10,000,000 (the “Indemnification Escrow Amount”), to be held by the Escrow Agent pursuant to the terms hereof and the Escrow Agreement;
(2)Buyer will deposit into escrow with the Escrow Agent, the amount of $1,000,000 (the “Reconciliation Escrow Amount”), to be held by the Escrow Agent pursuant to the terms hereof and the Escrow Agreement;
(3)Buyer will wire $250,000 to the Sellers Representative to be used for the Expense Fund;
(4)Buyer will deposit or will cause to be deposited with the Paying Agent an amount sufficient to pay each of the obligations necessary to satisfy all Indebtedness, in each case pursuant to Section 6.2(p);
(5)Buyer will deposit or will cause to be deposited with the Paying Agent an amount sufficient to pay all Transaction Expenses listed in Exhibit 2.3(a)(5);
(6)Immediately prior to the Closing Date, the Company will perform, or cause to be performed, a dry run of the Payroll Payments to be made to Payroll Payment Recipients in connection with the Closing, calculate, or cause to be calculated, the Employer Obligation Amount assuming such payments were made on the Closing Date, and the Company shall retain, or cause to be retained, such amount of the Employer Obligation Amount, in each case which amount will be certified by the Company as complete and correct in the Withholding Certificate.
“Aggregate Closing Net Cash Consideration” means (i) the Estimated Merger Consideration, minus (ii) the Indemnification Escrow Amount, minus (iii) the Reconciliation Escrow Amount, minus (iv) the amount of the Expense Fund, minus (v) the Taxes and other withholdings paid pursuant to Section 2.3(a)(6) above.

(b)Payment of Consideration.
(1)At the Merger Effective Time, Buyer will deposit or will cause to be deposited (i) with the Escrow Agent, the Escrow Funds, (ii) with the Sellers Representative, the Expense Fund, and (iii) with the Paying Agent, the Aggregate Closing Net Cash Consideration.
(2)As promptly as practicable after the Merger Effective Time with respect to all Sellers that have presented to the Paying Agent a duly executed Joinder and Letter of Transmittal, and thereafter as promptly as practicable after Paying Agent’s receipt of a duly executed Joinder and Letter of Transmittal, the Paying Agent will pay, directly or indirectly in accordance with the fund flow attached hereto as Exhibit 2.3 (the “Fund Flow”), to each Person in whose name each Share, share of Vested Restricted Stock, Vested Option, or SAFE Note is registered the amount set forth next to such Person’s name on Exhibit 1.6 corresponding to the “Total Net Closing Consideration Payment” column (net any applicable withholdings) with respect to each Share or share of Vested Restricted Stock, or represented by such Vested Option or SAFE Note.
(3)As promptly as practicable after the Merger Effective Time, Buyer will pay or will cause to be paid the bonuses to the employees that have been accrued on the financial statements of the Company in connection with the consummation of the Merger.
(4)With respect to all payments of Merger Consideration to be made that are not in connection with the Closing, including the release of the Reconciliation Escrow Amount, the Indemnification Escrow, or the Expense Fund, the Paying Agent will pay, directly or indirectly in accordance with the Fund Flow, to each Person in whose name each Share, share of Vested Restricted Stock, Vested Option, or SAFE Note is registered, a percentage of any such future cash disbursement as set forth next to the name of such Person corresponding to the column applicable to the type of disbursement.
(c)In the event the Paying Agent returns any unclaimed Merger Consideration to the Buyer for any reason, the Buyer shall promptly notify the Sellers Representative of such fact and distribute such unclaimed Merger Consideration as directed by the Advisory Committee.
2.4Merger Consideration Adjustment and Reconciliation. Each Party will assist and cooperate with each other and each other’s representatives in all reasonable respects in connection with the matters in this Section 2.4, including giving each other and such representatives reasonable access at all reasonable times to the applicable personnel, properties, books and records of the Company for such matters (except that no Party will be required to give access to or otherwise disclose any information if such access or disclosure would jeopardize any attorney-client or other privilege or contravene any Applicable Law).
(a)Buyer’s Preparation of the Statement. Within 90 days after the Closing Date, Buyer will prepare and deliver to Sellers Representative a statement (the “Statement”) setting forth, in reasonable detail, (i) Buyer’s good faith calculations of (1) the Cash of the Company, as of immediately prior to the Closing (“Actual Cash”), (2) the Indebtedness of the Company, as of immediately prior to the Closing (“Actual Indebtedness”), (3) Transaction Expenses (“Actual Transaction Expenses”) and (4) Net Working Capital (“Actual Net Working Capital”), (ii) the extent to which (1) Actual Net Working Capital exceeds Target Net Working Capital or (2) Target Net Working Capital exceeds Actual Net Working Capital, as the case may be, and (iii) the amount, if any, by which the Estimated Merger Consideration, calculated by replacing Estimated Net Working Capital, Estimated Cash, Estimated Indebtedness and

Estimated Transaction Expenses with, respectively, Actual Net Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses, is less than or greater than the calculation of the Estimated Merger Consideration at Closing.
(b)The Sellers Representative’s Response to the Statement. The calculations of Actual Net Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses in the Statement will become final and binding upon the Parties (and the Estimated Merger Consideration calculation therein will become the final Merger Consideration) 30 days after Buyer gives the Statement to Sellers Representative, unless Sellers Representative gives written notice, in reasonable detail, of Sellers Representative’s disagreement (a “Notice of Disagreement”) to Buyer before the end of such 30-day period. Sellers Representation may give a Notice of Disagreement only if (1) assuming all of Sellers Representative’s assertions therein were sustained, the Merger Consideration would be higher than if Sellers Representative had not given such Notice of Disagreement to Buyer and (2) such Notice of Disagreement states Sellers Representative’s determination of Actual Net Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses. Notwithstanding anything to the contrary in this Section 2.4, no disagreement in a Notice of Disagreement may relate to the principles used in preparing the Statement or the calculation of Target Net Working Capital as long as such principles are consistently applied to determine Actual Net Working Capital as to the determination of the Estimated Net Working Capital. If Sellers Representative gives a valid Notice of Disagreement before the end of such 30-day period stated above, then the Merger Consideration (as finally determined in accordance with clause (A) or (B) below) will become final and binding on the Parties upon the earlier of (A) the date the Parties resolve in writing any differences they have with respect to all items specified in such Notice of Disagreement or (B) the date any disputed items are finally resolved in writing by the Arbitrator pursuant to Section 2.4(c).
(c)Resolving Matters in Disagreement. During the 30-day period after a valid Notice of Disagreement is given, Sellers Representative and Buyer will attempt in good faith to resolve in writing any differences that they have regarding any item in such Notice of Disagreement. If, at the end of such 30-day period, Sellers Representative and Buyer have not reached agreement on all such items, then either Party may require that the items that remain in dispute be promptly submitted to a national or reputable regional public accounting firm (the “Arbitrator”) for review and resolution. The Arbitrator will be a national or reputable regional public accounting firm agreed upon by the Parties in writing, such agreement not to be unreasonably withheld; provided that the Arbitrator will not be an accounting firm used by either the Company or Buyer (or any of their Affiliates) within the preceding three years for any purposes. If Buyer and Sellers Representative cannot agree upon an Arbitrator within 15 Business Days after first attempting to do so, then the Arbitrator will be selected by lot from a list of four potential Arbitrators remaining after Sellers Representative nominates three, Buyer nominates three, and Sellers Representative and Buyer each eliminate one potential Arbitrator from the other’s nominations; provided that each public accounting firm nominated hereunder must be a national or reputable regional public accounting firm that has not been engaged by the Company or Buyer (or any of their Affiliates) within the preceding three years for any purposes. The Arbitrator will determine procedures for such arbitration, subject to the terms hereof. The Arbitrator will only consider the items that remain in dispute. The Arbitrator will render a decision resolving such items in dispute within 30 days after completion of submissions to the Arbitrator. The Arbitrator will determine the Merger Consideration, and each component thereof, solely based on submissions made by Sellers Representative and Buyer consistent with the terms hereof (and not by independent review), provided that independent support for each such component thereof may be required by the Arbitrator. The Arbitrator will not assign a value to any item that is greater than the greater value for such item claimed by either Sellers Representative or Buyer nor less than the lesser value for such item claimed by either of such Parties.

(d)Allocation of Fees and Expenses. The Sellers, on the one hand, and Buyer, on the other hand, will each pay their own fees and expenses regarding such arbitration and half of the fees and expenses of the Arbitrator.
(e)Determination of Merger Consideration. Following the final determination of the Actual Net Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses in accordance with this Section 2.4, the Estimated Merger Consideration shall be recalculated by replacing Estimated Net Working Capital, Estimated Cash, Estimated Indebtedness and Estimated Transaction Expenses with, respectively, Actual Net Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses, in each case as finally determined in accordance with this Section 2.4, and such recalculation shall be the Merger Consideration.
(f)Reconciliation Payment. Within five Business Days after the determination of Merger Consideration becomes final and binding, the following payments will occur, with the payments in this Section being made without interest by wire transfer of immediately available funds. Any amount paid or disbursed to the Paying Agent under the following sections shall be further distributed to the Sellers according to their respective Pro Rata Portions in accordance with the Paying Agent Agreement.
(1)If the Estimated Merger Consideration paid at Closing is less than the Merger Consideration (with the amount of such difference being the “Upward Merger Consideration Adjustment”), then the following will occur:
(A)Buyer will pay, or cause to be paid, to the Paying Agent an amount equal to the Upward Merger Consideration Adjustment; and
(B)the Parties will cause the Reconciliation Escrow Amount to be disbursed under the Escrow Agreement to the Paying Agent.
(2)If the Estimated Merger Consideration paid at Closing exceeds the Merger Consideration (with the amount of such difference being the “Downward Merger Consideration Adjustment”), then the following will occur:
(A)(i) the Parties will cause a disbursement of all or a portion of the Reconciliation Escrow Amount to Buyer or the Surviving Corporation (as Buyer determines) to the extent necessary to pay the full amount of the Downward Merger Consideration Adjustment; and (ii) if the amount so disbursed is insufficient to pay the full amount of the Downward Merger Consideration Adjustment, then the Parties will cause a disbursement of all or a portion of the Indemnification Escrow Amount to Buyer or the Surviving Corporation (as Buyer determines) to the extent necessary to pay the full amount of the Downward Merger Consideration Adjustment; and
(B)if any portion of the Reconciliation Escrow Amount is not disbursed under clause (f)(2)(A) above, then the Parties will cause an amount equal to such undisbursed portion of the Reconciliation Escrow Amount to be disbursed under the Escrow Agreement to the Paying Agent.
(3)If the Estimated Merger Consideration paid at Closing equals the Merger Consideration, then the Parties will cause the Reconciliation Escrow Amount to be disbursed under the Escrow Agreement to the Paying Agent.

For the avoidance of doubt, amounts shall be distributed under this Section 2.4(f) to the Paying Agent in respect of any Dissenting Shares, but such amounts shall not be distributed to Dissenting Stockholders unless and until the conditions set forth in Section 1.7 are satisfied.
(g)Target Net Working Capital Defined. “Target Net Working Capital” means the amount of negative $1,057,931.
(h)Net Working Capital Defined. “Net Working Capital” means an amount equal to (x) current assets (excluding Cash and Cash Equivalents) of the Company minus (y) current liabilities of the Company, in each case determined as of immediately prior to the Closing and in accordance with GAAP and the principles used in the calculation of Target Net Working Capital. Net Working Capital shall be calculated in accordance with the example calculation set forth on Exhibit 2.4(h); provided, that in no event will (i) any amounts set forth on Exhibit 2.4(h) for purposes of the example calculation of Net Working Capital be binding in connection with the determination of the Estimated Merger Consideration or the Merger Consideration, or (ii) any Tax assets or Tax liabilities be included in the calculation of Net Working Capital.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The schedules to Article 3 (the “Disclosure Schedules”) have been arranged, for purposes of convenience only, as separate parts corresponding to the sections and subsections of Article 3. The representations and warranties contained in Article 3 are qualified by and subject to (a) the exceptions and disclosures set forth in the part of the Disclosure Schedules corresponding to the particular section or subsection of Article 3 in which such representation and warranty appears whether or not a schedule is specifically provided for in such section or subsection, (b) any exceptions or disclosures explicitly cross-referenced in such part of the Disclosure Schedules by reference to another part of the Disclosure Schedules, and (c) any exception or disclosure set forth in any other part of the Disclosure Schedules to the extent it is reasonably clear and apparent on the face of such disclosure (without reference to the text of any documents or instruments referenced in such disclosure) that such exception or disclosure is relevant to such representation and warranty. The Company hereby represents and warrants to Buyer and Merger Sub that each of the statements contained in this Article 3 is true and correct as of the date hereof as follows:
3.1Organization and Good Standing.
(a)The Company is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware. The Company is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, with each such jurisdiction being listed in Schedule 3.1(a), except where the failure to do so would not have a Material Adverse Effect. The Company has full corporate power and authority to own and lease its properties and assets and conduct its business as now conducted and as proposed to be conducted. The Company has delivered to Buyer and Merger Sub a true, correct and complete copy of the Organizational Documents of the Company. Section 3.1(a) of the Disclosure Schedules lists the officers and directors of (or any person holding a similar position with) the Company. The Company’s minute books (which contain the records of meetings and actions by written consent of the stockholders and board of directors (and any committees of such board) of the Company) and the Company’s ownership records have been delivered to Buyer and Merger Sub and are true, correct and complete. Such minute books record therein all actions taken by such stockholders, board and committees, as such, that have been documented and no other material action of any of them, as such, has been taken that is not recorded in any such minute book. The Company is not in default under or in violation of any provision of its Organizational Documents.
(b)Each Subsidiary is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation. Section 3.1(b) of the Disclosure Schedules lists the officers and directors of (or any person holding a similar position with) each Subsidiary. The statutory registers (including the register of members) and minute books (which contain the records of meetings and actions by written consent of the shareholders and board of directors (and any committees of such board) of the relevant company) of each Subsidiary have been delivered to Buyer and Merger Sub and are true, correct and complete. Such registers and minute books record all actions taken by such shareholders, board and committees, as such, that should have been documented therein and no other material action of any of them, as such, has been taken that is not recorded in any such register or minute book. No Subsidiary is in default under or in violation of any provision of its Organizational Documents.
3.2Capitalization; Subsidiaries.
(a)Section 3.2(a) of the Disclosure Schedules lists (a) all authorized equity interests of the Company and (b) all issued and outstanding equity interests of the Company and the owners thereof. The Shares, Options, Restricted Stock and SAFE Notes collectively are all of the outstanding equity interests of the Company. All of the issued and outstanding Shares are duly authorized, validly issued, fully paid and non-assessable. No equity interest of the Company was issued in violation of any Organizational Document of the Company, any Applicable Law or any pre-emptive right or subscription right (or other similar right) of any Person. The Company is not party to any: (1) pre-emptive right, option, warrant, put, call, purchase right, subscription right, conversion right, convertible instrument, exchange right or other security, Contract or commitment of any nature whereby any Person has, or has a right to receive, any equity interest of, or right or obligation to acquire any equity interest of, any Group Company; (2) equity appreciation, phantom stock, profit participation or similar right with respect to any Group Company; or (3) voting trust, voting agreement, proxy or other Contract with respect to any equity interest of the Company (other than as is contemplated under Section 8.11 and under any properly completed Joinder and Letter of Transmittal) or any other Group Company.
(b)Except as listed on Section 3.2(b) of the Disclosure Schedules, which includes all subsidiaries of the Company as of the Closing Date (each, a “Subsidiary” and together, the “Subsidiaries”), the Company does not hold or own or have the right to acquire any equity interest, directly or indirectly, of any other Person. The Company is the sole legal and beneficial owner of all of the capital stock or other equity interests of each Subsidiary free and clear of any Encumbrances, and all of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly allotted and issued, fully paid and non-assessable. No equity interest of the Subsidiaries was issued in violation of any Organizational Document of the Subsidiaries, any Applicable Law or any pre-emptive right or subscription right (or other similar right) of any Person. Each Subsidiary has full corporate power and authority to own and lease its properties and assets and conduct its business as now conducted and as proposed to be conducted. The Company has delivered to Buyer and Merger Sub a true, correct and complete copy of the Organizational Documents of the Subsidiaries.
3.3Authority and Authorization; Conflicts; Consents.
(a)Authority and Authorization. The execution, delivery and performance of this Agreement and each Ancillary Document to which the Company or any of its entity Affiliates is a party have been duly authorized and approved by all necessary corporate action with respect to the Company or such Affiliate, and each such authorization and approval remains in full force and effect. Assuming due authorization, execution and delivery by Buyer and its applicable Affiliates of this Agreement and each Ancillary Document of Buyer or any of its Affiliates, this Agreement is, and each Ancillary Document to which the Company or any of its Affiliates is a party will be, the legal, valid and binding obligation of the Company and each such applicable Affiliate, enforceable against the Company and each such applicable Affiliate in accordance with its terms. The Company and each such applicable Affiliate has all requisite legal capacity, corporate power and authority (if and as applicable) to enter into this Agreement and each Ancillary Document to be executed and delivered by the Company or such applicable Affiliate and to consummate the transactions contemplated herein and therein to be consummated by the Company and each such applicable Affiliate.
(b)Conflicts. The execution, delivery and performance by the Company of this Agreement or by the Company or any Affiliate of the Company of any Ancillary Document, and the consummation by the Company or any Affiliate of the Company of the transactions contemplated herein or therein, will not (with or without the passage of time or giving of notice): (1) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of any of the Group Companies; (2) violate any Applicable Law or Order; (3) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than the Company to accelerate, increase, terminate, modify or cancel any right or obligation in a manner adverse to any Group Company or result in the creation of any Encumbrance, other than a Permitted Encumbrance, under any Major Contract to which any Group Company is a party or by which any asset of any Group Company is bound; or (4) give rise to any material limitation, restriction or adverse effect on the ability of any Group Company to conduct the Business after Closing (including the revocation or other termination of any Permit).
(c)Consents. No consent or approval by, notification to or filing with any Governmental Authority or any third-party Person that is a party to a Major Contract is required by the Company in connection with the execution, delivery or performance of this Agreement or any Ancillary Document by the Company or any of its entity Affiliates or the Company’s or any such Affiliate’s consummation of the transactions contemplated herein or therein, in each case except (1) filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (2) the Company Stockholder Approval.
3.4Financial Statements and Undisclosed Liabilities.
(a)Financial Statements Defined. Section 3.4(a) of the Disclosure Schedules contains a true, correct and complete copy of the following:
(1)the (A) unaudited balance sheet of the Company as of each of December 31, 2022 and December 31, 2023 (the latter of such dates is the “Annual Balance Sheet Date” and such balance sheet as of the Annual Balance Sheet Date is the “Annual Balance Sheet”), and (B) unaudited statements of operations and cash flows of the Company for the fiscal year ended on each of December 31, 2022 and December 31, 2023 (collectively, the “Annual Financial Statements”); and
(2)the unaudited (A) balance sheets of each of the Group Companies as of March 31, 2024 (such date is the “Interim Balance Sheet Date” and such balance sheet is the “Interim Balance Sheet”) and (B) statements of operations and cash flows of each of the Group

Companies for the three-month period ended on the Interim Balance Sheet Date (collectively, the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).
(b)Financial Statements and Records. The Financial Statements were prepared in accordance with GAAP except as set forth on Section 3.4(b) of the Disclosure Schedules, consistently applied throughout the periods covered thereby. The Financial Statements are consistent with the books and records of the Group Companies and are true, correct and complete, and fairly and accurately present, in all material respects, the assets, liabilities and financial condition of the Group Companies on a consolidated basis at their respective dates and the results of operations of the Group Companies for the respective periods covered thereby, except that the Interim Financial Statements are subject to normal year-end adjustments (which adjustments would not be material, individually or in the aggregate, and would be of a normal and recurring type). The financial records of the Group Companies, all of which the Company has made available to Buyer, are true, correct and complete in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.
(c)Undisclosed Liabilities. The Group Companies have no Liability of a type required to be reflected on a balance sheet prepared in accordance with GAAP (and there is no reasonable basis for any present or future Proceeding against the Group Companies giving rise to any Liability), except for any Liability (1) which is adequately reflected and reserved against in the Interim Balance Sheet, (2) listed in Section 3.4(c) of the Disclosure Schedules, (3) that has arisen in its Ordinary Course of Business since the Interim Balance Sheet Date (which does not arise out of, relate to or result from and which is not in the nature of and was not caused by any breach of Contract, breach of warranty, tort, infringement or other violation of Applicable Law), or (4) under this Agreement or any Ancillary Document or otherwise in connection with the transactions contemplated herein or therein.
(d)Indebtedness. Except as set forth on Section 3.4(d) of the Disclosure Schedules, the Group Companies do not have any Indebtedness outstanding on the date hereof.
3.5Taxes.
(a)Each of the Group Companies has (1) timely filed (or has had timely filed on its behalf) with appropriate Governmental Authorities all income and material Tax Returns required to be filed by it on or prior to the date hereof, and such Tax Returns were when filed and continue to be true, correct, complete and accurate in all material respects, (2) timely and fully paid all income and material Taxes due and owing by it (and for which it is otherwise liable), whether or not shown on such Tax Returns, (3) established on its books and records reserves that are adequate for the payment of any Taxes not yet due and payable, and (4) timely and properly deducted and withheld and deposited or paid all Taxes required to have been deducted and withheld and deposited or paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other Person, and complied with all information reporting and backup withholding provisions applicable thereto. Except as set forth on Section 3.5(a) of the Disclosure Schedules, no Group Company has requested or been granted any extension of time to file any Tax Return that has not yet been filed. No power of attorney with respect to any Taxes or Tax Returns of or with respect to a Group Company has been filed or executed with any Governmental Authority that is still in effect.
(b)There are no Encumbrances for Taxes upon any assets of any of the Group Companies, other than Permitted Encumbrances.

(c)Except as set forth on Section 3.5(c) of the Disclosure Schedules, no deficiency for, or claims or assessments related to, any Taxes have been proposed, asserted or assessed in writing against any of the Group Companies that have not been resolved and paid in full. To the Knowledge of the Group Companies, there are no circumstances indicating that any Governmental Authority may propose, assess, or assert a deficiency or adjustment or otherwise assess any additional Taxes against or with respect to the Group Companies. No waiver, extension or comparable consent given by a Group Company regarding the application of the statute of limitations with respect to any Taxes or Tax Returns is outstanding, nor is any request for any such waiver or consent pending. There is no current or, to the Knowledge of the Group Companies, pending Action with regard to any Taxes or Tax Returns of a Group Company, and no such action has been Threatened or proposed in writing with regard to any Taxes or Tax Returns of the Group Companies.
(d)The aggregate amount of the Group Companies’ Liability for unpaid Taxes for all periods (or portions of Tax periods) ending on or before the Interim Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the face of the Interim Balance Sheet (and not in any notes thereto), and since the Interim Balance Sheet Date no Group Company has incurred any material Liability for Taxes (or suffered any loss of Relief on account of Taxes) outside the Ordinary Course of Business. The aggregate amount of the Group Companies’ Liability for unpaid Taxes for all Pre-Closing Tax Periods shall not, in the aggregate, materially exceed the amount of Pre-Closing Taxes identified on the statement delivered under Section 2.2. The aggregate amount of the Group Companies’ Tax overpayments for all periods covered by the Financial Statements is not less than the amount of accrued Tax refunds included on the Financial Statements.
(e)All transactions that could give rise to an underpayment of Tax (within the meaning of Section 6662 of the Code) were reported by the Group Companies in a manner for which there is substantial authority or were adequately disclosed on the Tax Returns as required in accordance with Section 6662(d)(2)(B) of the Code. No Group Company has been a party to, a participant in, or a promoter of, a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b), or any other transaction requiring disclosure under any comparable provision of state, local or non-U.S. Applicable Law.
(f)No Group Company has requested or received a ruling from any Governmental Authority or signed any binding agreement with any Governmental Authority that might affect the amount of Tax due from the Group Companies after the Closing Date.
(g)The Company has made available to Buyer correct and complete copies of all income and other material Tax Returns, examination reports, and statements of deficiencies filed by, assessed against, or agreed to by the Group Companies since January 1, 2020.
(h)No written claim has ever been made by any Governmental Authority in any jurisdiction where a Group Company does not pay a particular Tax or file a particular Tax Return that such Tax Return filing or Tax is, or may be, required of or payable by such Group Company in that jurisdiction.
(i)Except as listed on Section 3.5(i) of the Disclosure Schedules, no Group Company (1) is or has ever been a member of an affiliated, combined, consolidated, unitary or other Tax group of corporations for Tax purposes, (2) has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract, or otherwise, or (3) is party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar Contract, other than Contracts entered into in the Ordinary Course of Business the primary purpose of which is not Taxes.
(j)None of the Buyer (as a result of owning the Group Companies) or the Group Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of: (i) any change in method of accounting made by any Group Company on or prior to the Closing Date or use of an improper method of accounting by any Group Company on or prior to the Closing Date, or the use of an improper, method of accounting or other action that is effective before the Closing Date, including as a result of any adjustment required with respect thereto pursuant to Section 446, Section 481 or Section 263A of the Code (or any corresponding or similar provision of state, local or non-U.S. Applicable Law); (ii) ”closing agreement” as described in Section 7121 of the Code (or any similar provision of any Applicable Law) or other agreement with a Governmental Authority executed on or before the Closing Date; (iii) intercompany transaction, consolidated overall foreign loss account or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of any Applicable Law); (iv) transaction entered into on or prior to the Closing Date accounted for under the installment method, long-term contract method, cash method, or open transaction method; (v) prepaid amount or advance payment received, or deferred revenue amount received or accrued on or before the Closing Date; (vi) ownership of “United States property” (as defined in Section 956(c) of the Code) prior to the Closing by any Subsidiary of the Company that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code), or (vii) election pursuant to Section 965 of the Code.
(k)Section 3.5(k) of the Disclosure Schedules sets forth each corporation, association, joint venture, partnership, limited liability company or other “business entity” within the meaning of Treasury Regulations Section 301.7701-2(a) (or any comparable provision of Applicable Law) in which any of the Group Companies directly or indirectly owns an interest (including any “partnership” within the meaning of Section 761(a) of the Code), (ii) identifies (A) the jurisdiction of formation or organization of each such business entity, (B) the classification of each such business entity for U.S. federal income Tax purposes, and (C) each such business entity for which an election under Treasury Regulations Section 301.7701-3(c) (or any comparable provision of Applicable Law) has been filed.
(l)Except as listed on Section 3.5(l) of the Disclosure Schedules, each of the Group Companies has collected all material sales, use, value-added and similar Taxes required to be collected and timely remitted such amounts to the applicable Governmental Authority, or has collected and retained completed exemption certificates from all entities from which such Group Company does not collect such Tax, and such Group Company has with respect to such Taxes (i) maintained all records and supporting documentation in the manner required by all Applicable Law and (ii) complied with all registration and invoicing requirements in the manner required by Applicable Law. The UK Subsidiary does not make any supplies which are treated as exempt for UK value-added tax purposes.
(m)The Company did not make an election under Section 338(g) of the Code with respect to its acquisition of the equity interests of each of its Subsidiaries.
(n)Each Share owned by a current or former employee or service provider of any Group Company is property that (i) is “substantially vested” under Section 83 of the Code and Treasury Regulations Section 1.83-3(b) or (ii) with respect to which an election under Section 83(b) of the Code was timely made.

(o)Each SAFE Note is and has at all times been treated by the Company as an equity interest in the Company for U.S. federal income (and applicable state and local) Tax purposes.
(p)None of the Group Companies has entered into any agreement or otherwise engaged in any operations or activities that are subject to a reporting obligation under Section 999 of the Code (relating to international boycotts).
(q)No Group Company owns any asset or property for which any tax basis currently is or ever has been disregarded, reduced or otherwise disqualified under Treasury Regulations Section 1.951A-2(c)(5) or Treasury Regulations Section 1.951A-3(h). No amount of any dividend received by the Company from any of its Subsidiaries that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) on or prior to the Closing Date would be treated as an “ineligible amount” as defined under Treasury Regulations Section 1.245A-5(b)(2).
(r)No Group Company currently owns any interests in a “passive foreign investment company” as defined in Section 1297 of the Code.
(s)No Group Company is subject to income (or any similar Tax assessed by reference to its income, profits or gains) or material Tax, or otherwise could be found to be a tax resident, in any jurisdiction other than the country in which it was incorporated or formed by virtue of: (i) having a permanent establishment or other place of business or taxable presence in such jurisdiction, (ii) having any activities or source of income in such jurisdiction or (iii) being managed and controlled in such jurisdiction.
(t)There is no limitation on the utilization of any Tax attributes of the Group Companies under any of Sections 269, 382 or 384 of the Code (or any comparable provision or provisions of applicable state, local or foreign Law) (except for any such limitation arising as a result of the transactions contemplated hereby).
(u)All transactions between the Group Companies and any other entities with which any of the Group Companies have been affiliated have been carried out on arm’s length terms and conditions and in full compliance with all applicable transfer pricing laws and regulations, and each of the Group Companies has complied with all applicable documentation requirements under all applicable Tax laws or administrative decrees relating to such transactions.
(v)There is no Contract or plan covering any current or former employee or independent contractor of the Group Companies that, considered individually or considered collectively with any other such Contract, will or could reasonably be expected to give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code (without regard to any such amount or payment that is approved by the Stockholders in accordance with Section 280G(b)(5)(B) of the Code and applicable regulations thereunder). No Group Company is a party to any Contract, nor does it have any liability, to compensate any individual for excise Taxes paid pursuant to Section 4999 of the Code.
(w)No Group Company has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. No Group Company has transferred an intangible asset the transfer of which would be subject to the rules of Section 367(d) of the Code.

(x)No Group Company has deferred the withholding or payment of any Tax pursuant to any Law related to the COVID-19 pandemic, which Tax has not yet been withheld or paid. No Group Company has requested or claimed any Tax credits (or received any refund or advance payment thereof) under any Law related to the COVID-19 pandemic, including (but not limited to) under Sections 3131, 3132 or 3134 of the Code (or any comparable provision of other Applicable Law). Each Group Company which has made any claim for COVID-19 wage subsidy/job retention schemes that are administered under applicable Tax laws before Closing has satisfied and complied with all conditions necessary to avail of such schemes and retained sufficient and proper records to demonstrate compliance with the conditions for availing of such schemes, including (but not limited to) such trading information and all other information relied upon by the Sellers and/or the Group Companies to determine each Group Company’s eligibility to avail of such schemes.
(y)Each of the Group Companies is in material compliance with all terms and conditions of all Tax grants, abatements or incentives granted or made available by any Governmental Authority (foreign or otherwise) for the benefit of such Group Company, and to the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement shall not have any adverse effect on the continued validity and effectiveness of any such Tax grants, abatements or incentives.
(z)The Company is the beneficial owner of all Company Intellectual Property for applicable Tax purposes.
(aa)To the Company’s Knowledge, no transaction or action under or contemplated by this Agreement will give rise to any Tax liability of any Group Company, other than Tax liabilities explicitly contemplated within this Agreement (for example, the employer’s share of payroll taxes for holders of Vested Options), or will cause any Tax relief previously claimed by any Group Company to be withdrawn.
(ab)The UK Subsidiary does not operate any approved or unapproved share option, profit sharing scheme or other employee incentive arrangement.
(ac)Each UK employee who has received any stock or security in connection with their employment with any Group Company has made a valid election under section 431 of the UK Income Tax (Earnings and Pensions) Act 2003.
(ad)No Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (i) within the two-year period ending as of the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated hereby.
(ae)Each Group Company has complied in all respects with the reporting requirements under the mandatory disclosure regime set out in Part 33, Chapter 3 of the TCA, or equivalent regime in any other jurisdiction.
(af)Each Group Company is not, and has not been at any time, a close company as defined in Part 13 of the TCA.

(ag)No obligation has arisen or will arise for the Buyer to deduct an amount under Section 980 of the TCA in relation to the payment of any consideration for the acquisition of the Shares in accordance with this Agreement.
(ah)Entering into and implementing this Agreement shall not give rise to a conveyance to which Section 31C SDCA applies.
(ai)No Group Company has entered into, acted as an intermediary with respect to, or taken any step which forms part of an arrangement which is a reportable cross border arrangement within the meaning of Council Directive (EU) 2018/822 of 25 May 2018 amending Directive 2011/16/EU (“DAC6”) on or prior to Closing and none of the Seller nor any Group Company entered into any such arrangement or took any such step in connection with the sale to the Buyer of the Shares.
(aj)No Group Company has paid any emoluments or remuneration or made any payment to its employees, officers or directors (either deemed or otherwise) which shall not be deductible in computing the income of such Group Company for corporation tax purposes.
3.6Litigation and Orders. There is no claim (whether or not commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator) or other Proceeding pending or to the Knowledge of the Company Threatened against any of the Group Companies or to which any of the Group Companies are a party. None of the Group Companies are subject to any Order. No Proceeding or Order naming the Company has had or to the Knowledge of the Company is reasonably likely to have a Material Adverse Effect on any of the Group Companies or will materially and adversely affect the Company’s ability to consummate the transactions contemplated herein. To the Knowledge of the Company, none of the Group Companies are in default or other violation with respect to any Order. There is no reasonable reason to believe that any Proceeding or Order may be brought or Threatened against any of the Group Companies or that there is any reasonable basis therefor.
3.7Compliance with Law. Each of the Group Companies is now, and has at all times, operated in compliance in all material respects with all Applicable Laws. No written notice has been received by any of the Group Companies from any Governmental Authority alleging that such Group Company is not or was not in compliance in any respect with any Applicable Law. Each of the Group Companies possesses and is in compliance in all respects with each Permit necessary for such Group Company to own, operate and use its assets and conduct its business. The Company has delivered to Buyer a true, correct and complete copy of each such Permit, and each such Permit is listed in Section 3.7 of the Disclosure Schedules.

3.8Contracts.
(a)Section 3.8(a) of the Disclosure Schedules is a true, correct and complete list of the following Contracts to which any of the Group Companies is a party (each Contract so listed or required to be so listed, in addition to each Contract listed on Section 3.8(c) of the Disclosure Schedules or required to be so listed, being a “Major Contract”) and, to the extent that a Major Contract is oral, one of such Schedules contains an accurate description thereof, and each Major Contract is listed under a heading in such Schedule that corresponds with the applicable clause among the following to which such Major Contract relates:
(1)(A) each Contract currently in effect with any Employee regarding any severance, deferred compensation, retention, incentive or change-of-control obligation of any Group Company, and (B) any Contract currently in effect with any Employee regarding employment;
(2)each Contract currently in effect containing a covenant not to compete that restricts in any respect the operation of the business of the Company or that provides any benefit to any Group Company;
(3)each operating lease (as lessor or lessee) of tangible personal property;
(4)each Company IP Agreement;
(5)each Contract with service providers engaged to provide services on reporting and managing climate related risks, including climate consultants and GHG emissions attestation providers;
(6)each Contract involving the creation, monetization, issuance, purchase, sale, transfer, assignment and/or sourcing of environmental attributes, emissions reductions, offsets or credits;
(7)each Contract regarding any management, personal service or consulting or other similar type of Contract that either (i) provides for the engagement of any Person acting in a managerial capacity of the Company or (ii) that provides for the creation of material Intellectual Property to be used in the Business;
(8)each Contract with a Material Supplier;
(9)each mortgage agreement, deed of trust, security agreement, purchase money agreement, conditional sales contract, capital lease or other similar Contract created or assumed by, or permitted to be created by written document made or accepted by, any of the Group Companies or any sale-leaseback arrangement pertaining to any real property or to equipment;
(10)each Contract currently in effect under which any of the Group Companies is obligated to repay or has guaranteed any outstanding indebtedness for borrowed money or remains obligated to lend to or make any investment in (in the form of a loan, capital contribution or otherwise) any other Person;
(11)each Contract currently in effect under which any of the Group Companies has advanced or loaned to any other Person amounts for such Person exceeding $10,000;

(12)each lease or sublease (whether as lessor or lessee) for the use or occupancy of real property;
(13)each Contract requiring any of the Group Companies to reimburse any maker of a letter of credit or banker’s acceptance;
(14)each partnership, joint venture or similar Contract currently in effect (not to include any Contract with customers or resellers of the Company’s products that are commonly referred to as “partnership agreements”);
(15)each Contract currently in effect with any Affiliate of (A) any of the Group Companies or (B) any officer, director, governor or manager of (or any person holding a similar position with) any of the Group Companies;
(16)each Contract with any referral source for, or distributor or broker of any service offered by any of the Group Companies currently in effect;
(17)each Contract for any advertising or promotional service or website design or hosting currently in effect that is material to the Business;
(18)each Contract currently in effect with Material Customers that grants any exclusive license, supply or distribution agreement or other exclusive rights (such as requirements contracts), or agreements currently in effect that contain minimum requirements or “most favored nations” clauses, or include any rights of first refusal or any other rights to purchase or control all or any portion of the Business or similar rights or interest of any Persons;
(19)each Contract with a Material Customer;
(20)each Contract for capital expenditures or the acquisition of fixed assets with expected aggregate expenditures in excess of $25,000; and
(21)each Contract with a Governmental Authority or imposing any government contracting requirements.
(b)The Company has delivered to Buyer a true, correct and complete copy of each Major Contract (or, to the extent that a Major Contract is oral, an accurate description of the terms thereof is included in Section 3.8(a) of the Disclosure Schedules). With respect to each Major Contract, (1) such Major Contract is legal, valid and binding, in full force and effect and enforceable (except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity) in accordance with its terms against the relevant Group Company and, to the Company’s Knowledge, against each other party thereto, and such Major Contract will continue to be so legal, valid, binding, in full force and effect and enforceable (except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity) on identical terms upon the consummation of the transactions contemplated herein, (2) none of the Group Companies is and, to the Company’s Knowledge, no other party thereto is in material breach of or default under such Major Contract and no party thereto has given to any other party thereto written notice alleging that such a breach or default occurred, (3) to the Company’s Knowledge, no event has occurred that (with or without the passage of time or giving of notice) would constitute a material breach or default of, or permit termination, modification, acceleration or cancellation of, such Major Contract or of any material right or Liability thereunder,

(4) none of the Group Companies has waived any material right under such Major Contract, (5) no party to such Major Contract has terminated, modified, accelerated or canceled such Major Contract or any material right or Liability thereunder or communicated in writing such party’s desire or intent to do so, (6) none of the Group Companies has received any prepayment under such Major Contract for any service that has not been fully performed or good that has not been supplied (other than as is fully reflected in the Interim Balance Sheet and will be included in the calculation of Net Working Capital) and (7) if the parties to such Major Contract are performing under terms that have expired by the express terms of such Major Contract, then Section 3.8(a) of the Disclosure Schedules identifies such expiration and describes the material terms under which such parties continue to perform.
(c)Section 3.8(c) of the Disclosure Schedules lists all Contracts currently in effect, or for which there are outstanding obligations, between any of the Group Companies on the one hand and 4Sided or any corporate Affiliate of 4Sided (together, the “4Sided Entities”) on the other hand, including with respect to any investment, maintenance, consulting, contractor, subcontractor, referral, lending, co-marketing or other relationship (each, a “4Sided Partner Agreement”), including all terms of use, browse wrap, clickwrap or click through Contracts. With respect to each 4Sided Partner Agreement, Section 3.8(c) of the Disclosure Schedules sets forth the title of each such Contract, the subject of each such Contract and the scope and duration of each such Contract.
(d)With respect to each 4Sided Partner Agreement, no audit, inspection or other investigation request has been made by any 4Sided Entity with respect to any of the Group Companies’ compliance with the applicable Contract, including license compliance, security, data usage and commissions, revenue share and other fees. No 4Sided Entity has received any service level credits or refunds from any of the Group Companies.
3.9Certain Assets. Each of the Group Companies have good and marketable title to, or a valid leasehold interest in or a valid license for, each asset that is personal property used by it, located on any of its premises, shown on the Interim Balance Sheet or acquired by it after the Interim Balance Sheet Date, free and clear of any Encumbrance other than any Permitted Encumbrance, except for any asset disposed of in its Ordinary Course of Business since the Interim Balance Sheet Date or as listed in Section 3.9 of the Disclosure Schedules. After giving effect to the transactions contemplated by this Agreement, Buyer will own or have legal access and right to all of such assets and rights of each of the Group Companies used in each of the Group Companies’ business in substantially the same manner operated and conducted by the Group Companies on or prior to the Closing Date. Each such asset that is personal property is free from material defects (patent and latent), has been maintained in accordance with normal applicable industry practice, is in good operating condition and repair (except normal wear and tear) and is suitable and sufficient for the purposes for which it is used presently and is proposed to be used.
3.10Certain Accounts. Section 3.10 of the Disclosure Schedules lists each bank account, cash account, brokerage account and other similar account and safe deposit box in which any of the Group Companies has any interest. Section 3.10 of the Disclosure Schedules sets forth the following information with respect to each such account or safe deposit box: (a) the name of the financial institution, (b) the location of the financial institution, (c) the identity thereof, by number and (d) all authorized signatories thereof.
3.11Real Property. None of the Group Companies owns, has ever owned, leases, or has ever leased any real property. The Group Companies have no physical office space or other physical location in which they conduct business. Section 3.11 of the Disclosure Schedules lists (a) the business address of the

Group Companies and (b) the agreement which grants the Group Companies the right to use such business address and the parties thereto (the “Virtual Office Lease”). The Company has delivered to Buyer a true, correct and complete copy of the Virtual Office Lease. The Virtual Office Lease is in full force and effect. No notice of termination of the Virtual Office Lease has been given by either party thereto. No notices of default have been given under the Virtual Office Lease and, to the Company’s Knowledge, there are no defaults by either party under the Virtual Office Lease.
3.12Environmental Matters.
(a)The Company has delivered to Buyer a true, correct and complete copy of all reports, Permits, authorizations, disclosures and other documents of which the Company has Knowledge relating to the business of each of the Group Companies with respect to its compliance with any Environmental Law.
(b)Each of the Group Companies has obtained each Permit that it is or was required to obtain under any Environmental Law, and all of such Permits that are currently held by the Group Companies are listed in Section 3.12(b) of the Disclosure Schedules. Each of the Group Companies is and always has been in compliance in all material respects with all Environmental Laws and the terms and conditions of all material Permits issued with respect to such Group Company pursuant to any Environmental Law. To the Company’s Knowledge, no incident, condition, change, effect or circumstance with respect to any of the Group Companies has occurred or exists that could reasonably be expected to prevent or interfere with such material compliance by such Group Company in the future, including any failure to make a timely application or submission for renewal of any such Permit.
3.13Intellectual Property.
(a)Section 3.13(a) of the Disclosure Schedules contains correct, current and complete lists of: (i) all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status, (ii) all unregistered trademarks included in the Company Intellectual Property; (iii) all proprietary Software of the Group Companies; (iv) all social media accounts used in each of the Group Companies’ business; and (v) all internet domain names owned or used by each of the Group Companies.
(b)Section 3.13(b) of the Disclosure Schedules contains a correct, current, and complete list of all Company IP Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Company IP Agreements: (i) under which any of the Group Companies is a licensor or assignor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which any of the Group Companies is a licensee or assignee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to any of the Group Companies’ ownership or use of Intellectual Property, in each case identifying the Intellectual Property covered by such Company IP Agreement. Except as set forth in a Company IP Agreement identified with respect to clause (ii) above, no third party Software or other Intellectual Property is incorporated into or required for use in any Proprietary Information Technology System (as defined below). The Company has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Group Companies in accordance with its terms and is in full force and effect. None of the Group Companies nor, to the Company’s Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any written notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.
(c)To the Company’s Knowledge, each of the Group Companies owns (free and clear of all Encumbrances, other than any Permitted Encumbrance), or has the right to use without payment of any royalty, license fee or similar fee or other restriction on use or disclosure obligation (other than pursuant to a Major Contract listed in Section 3.8(a) of the Disclosure Schedules or a Company IP Agreement listed on Section 3.13(b) of the Disclosure Schedules), all Intellectual Property used by such Group Company in the operation of its business.
(d)(A) none of the Group Companies has received notice that any Company IP Registrations has been declared unenforceable or otherwise invalid by any Governmental Authority and (B) no Company IP Registration is or has been involved in any interference, reissuance, reexamination, invalidation, cancellation, opposition or similar Proceeding and, to the Company’s Knowledge, no such Proceeding is Threatened.
(e)The Company is the owner of all Company Intellectual Property for all purposes under Applicable Law.
(f)None of the Group Companies has received any written or, to the Company’s Knowledge, oral charge, complaint, claim, demand or notice alleging that any use, sale or offer to sell any service of such Group Company interferes with, infringes upon, misappropriates or violates any Intellectual Property right of any other Person, including any claim that such Group Company must license or refrain from using any Intellectual Property right of any other Person or any offer by any other Person to license any Intellectual Property right of any other Person. None of the Company Intellectual Property is subject to any legal (including criminal) proceeding, settlement agreement or outstanding decree, or any order or judgment naming any Group Company that restricts in any manner the use, transfer or licensing thereof by the Group Companies or may affect the validity, use or enforceability of the Company Intellectual Property.
(g)The conduct of each of the Group Companies’ business as currently and formerly conducted and as proposed to be conducted, including the operation, distribution and use of the Company Intellectual Property in connection therewith, and the processes and services of such Group Company have not infringed, misappropriated or otherwise violated, and do not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property.
(h)Each former and current employee of each of the Group Companies and each Person or contractor or persons otherwise engaged form time to time that has developed or is developing work product or Intellectual Property underlying such work product for any Group Company that is used in the conduct of the Business as of the Closing, is a party to a written Contract with such Group Company that assigns to and vests in such Group Company all rights to all inventions, improvements, discoveries and information relating to such Group Company, and the Company has provided a true, correct and complete copy of each such Contract to Buyer and each such Contract is listed in Section 3.13(h) of the Disclosure Schedules. To the Company’s Knowledge, no former or current employee of or contractor or persons otherwise engaged by any Group Company is bound by any Contract (other than with such Group Company) that restricts or limits the scope or type of work in which such employee may be engaged, places confidentiality restrictions on such employee or requires such employee to transfer, assign or disclose information concerning such employee’s work or any proprietary rights to any Person other than such Group Company. To the Company’s Knowledge, no Person that has developed or is developing Intellectual Property for any Group Company is bound by any Contract (other than with such Group Company) that restricts or limits the scope or type of work in which such Person may be engaged by such Group Company, places confidentiality restrictions on such Person or requires such Person to transfer, assign or disclose information concerning such Person’s work for such Group Company or any proprietary rights of such Group Company to any Person other than such Group Company.
(i)With respect to each Company IP Registration, such Company IP Registration is: (1) in compliance with all applicable legal requirements (including: payment of filing, examination and maintenance fees; proofs of working or use; post-registration filing of affidavits of use; and incontestability and renewal applications); (2) validly registered, subsisting and enforceable; (3) not subject to any maintenance fee, Tax or action that is due within 90 days after the Closing Date and that all renewal fees in respect to Intellectual Property which are due have been paid in full and on time; and (4) to the Company’s Knowledge, nothing has been done or failed to be done, as a result of which a person is or will be able to seek cancellation, rectification or other modification of a registration of any of the Intellectual Property Rights used by the Group Company.
(j)All services and other materials made, used or sold under any registered patent of any of the Group Companies have been marked with the proper patent notice. To the Company’s Knowledge, all services and other materials containing any trademark, service mark, trade name or service name owned by any of the Group Companies bear the proper registration notice where permitted by Applicable Law. To the Company’s Knowledge, all works encompassed or otherwise covered by any copyright of the Group Companies have been marked with the proper copyright notice.
(k)The Group Companies have taken all reasonable precautions to protect the secrecy and confidentiality of their confidential information, including executing confidentiality agreements with personnel and third parties accessing such information.
(l)Other than as set forth in Section 3.13(l) of the Disclosure Schedules, no access to any source code for any Proprietary Information Technology System or any service of the Group Companies has been provided to any escrow agent or other Person who is not, as of the Closing Date, an employee of such Group Company except under a written confidentiality agreement, and such Group Company is not under any obligation (conditional or otherwise) to grant any such access. After the Closing Date, no third party will have rights to access the source code for any Proprietary Information Technology System other than third party consultants that have been engaged by the Company and retained by the Merger Sub on the Closing Date to provide services related to such Proprietary Information Technology System. With respect to such Proprietary Information Technology Systems, the documentation and the source code (including its embedded commentary, descriptions and indicated authorships), the specifications and the other informational materials that describe the operation, functions and technical characteristics applicable to any such Proprietary Information Technology System (1) has resided in the locations set forth in Section 3.13(l) of the Disclosure Schedules since its creation and has never been escrowed, and (2) to the Company’s Knowledge, are sufficient to permit each of the Group Companies to conduct its business as currently conducted. “Proprietary Information Technology System” means a Computer System (or portion of Computer System) that any of the Group Companies (either directly or through or with any other Person) has developed, customized or enhanced or is in the process of developing, customizing or enhancing. “Computer System” means any of or combination of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including voice, data or video networks) and other similar or related items of any automated, computerized or software system and any other network or system or related service that is used by or relied on by each of the Group Companies in the conduct of its business.
3.14Insurance.
(a)Section 3.14(a) of the Disclosure Schedules lists the following information with respect to each insurance policy to which the Company is currently a party (each an “Insurance Policy”): (1) the name of the insurer, the name of the policyholder and the name of each covered insured; (2) the policy number and the period of coverage; and (3) an accurate description of all retroactive premium adjustments and other loss-sharing arrangements. Section 3.14(a) of the Disclosure Schedules lists all self-insurance arrangements affecting the Company and all obligations of the Company to any other Person with respect to insurance (including such obligations under leases and service agreements).
(b)Except as listed in Section 3.14(b) of the Disclosure Schedules, with respect to each Insurance Policy, to the Company’s knowledge: (1) such Insurance Policy is valid, binding, enforceable (except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity) and in full force and effect; (2) such Insurance Policy will continue to be valid, binding, enforceable (except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity) and in full force and effect on identical terms following the consummation of the transactions contemplated herein; (3) the Company is not and, to the Company’s Knowledge, no other party to such Insurance Policy is in default or otherwise in breach thereof (including regarding payment of premiums or giving of notices); and (4) no event has occurred that (with or without the passage of time or giving of notice) would constitute such a default or breach, or permit termination, modification, cancellation or acceleration of any right or obligation under such Insurance Policy. The Company has been covered during the past two years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during such period. To the Company’s Knowledge, each Group Company has sufficient insurance coverage under the Insurance Policies to comply with all Applicable Laws. All premiums due with respect to the Insurance Policies covering all periods up to and including the date hereof have been paid.
3.15Absence of Certain Events. Since the Annual Balance Sheet Date, (A) there has not been any Material Adverse Effect on any of the Group Companies and (B) each of the Group Companies has been operated in its Ordinary Course of Business. Without limiting the generality of the foregoing, except as listed in Section 3.15 of the Disclosure Schedules, since the Interim Balance Sheet Date, none of the Group Companies has done any of the following:
(a)(1) issued or otherwise allowed to become outstanding or acquired or pledged or otherwise encumbered any equity interest or other security of any of the Group Companies or right (including any option, warrant, put or call) to any such equity interest or other security, (2) declared, set aside or paid any dividend on, or made any other distribution in respect of, any of its equity interests or other securities, (3) split, combined or reclassified any of its equity interests or issued or authorized the issuance of any other security in respect of, in lieu of or in substitution for any of its equity interests or other securities or made any other change to its capital structure or (4) purchased, redeemed or otherwise acquired any equity interest or any other security of any of the Group Companies or any right, warrant or option to acquire any such equity interest or other security;
(b)(1) made any sale, lease to any other Person, license to any other Person or other disposition of any material asset other than sales to customers in the Ordinary Course of Business,

(2) made any capital expenditure or purchased or otherwise acquired any material asset (other than capital expenditures that do not exceed $25,000 (individually or in the aggregate)), licensed any intangible asset from any other Person, except non-exclusive licenses in its Ordinary Course of Business of commercially available off-the-shelf software or leased any tangible personal property from any other Person, and except leases of tangible personal property in its Ordinary Course of Business under which the payments do not exceed $10,000 (individually or in the aggregate), (3) acquired by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any Person or division thereof, (4) disclosed any confidential, proprietary or non-public information, expect as is and was reasonably protected under a customary non-disclosure Contract, or (5) adopted a plan of liquidation, dissolution, merger, consolidation, statutory share exchange, restructuring, recapitalization or reorganization;
(c)granted or had come into existence any Encumbrance on any material asset, other than any Permitted Encumbrance;
(d)(1) became a guarantor with respect to any obligation of any other Person, (2) assumed or otherwise became obligated for any obligation of any other Person for borrowed money or (3) agreed to maintain the financial condition of any other Person;
(e)(1) incurred any indebtedness for borrowed money that will not be satisfied at Closing pursuant to a Payoff Letter, (2) made any loan, advance or capital contribution to, or investment in, any other Person or (3) made or pledged to make any charitable or other capital contribution;
(f)(1) entered into any Major Contract, or amended or terminated in any respect that is or was material and adverse to any of the Group Companies any Major Contract to which such Group Company is or was a party, or (2) waived, released or assigned any material right or claim under any such Major Contract;
(g)failed to take or maintain reasonable measures to protect the confidentiality or value of any Company Intellectual Property (including trade secrets);
(h)(i) made (other than in the Ordinary Course of Business with respect to newly acquired property and in a manner consistent with past practices), changed, revoked or rescinded any Tax election, (ii) amended any Tax Return or take any position on any Tax Return inconsistent with past practices or procedures, (iii) waived any statute of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, (iv) adopted or changed (or requested to adopt or change) any method or period of Tax accounting, (v) settled or compromised any Tax Liability or refund with any Governmental Authority, (vi) entered into any closing agreement with any Governmental Authority with respect to Taxes, (vii) initiated any voluntary disclosure (or similar process or procedure) with respect to Taxes, or (viii) entered into any agreement related to Taxes, other than Contracts entered into in the Ordinary Course of Business the primary purpose of which is not Taxes;
(i)(1) adopted or changed any material accounting method or principle used by any of the Group Companies, except as required under GAAP or the Code or (2) changed any annual accounting period;
(j)failed to (1) keep intact the then-existing business organization of any of the Group Companies, (2) keep available to any of the Group Companies the then-existing officer and management-level Employees or (3) preserve, and prevent any degradation in, any of the Group

Companies’ relationship with any of its suppliers, customers or others having material business relations with such Group Company;
(k)entered into a new line of business or abandonment or discontinuance of existing lines of business;
(l)(1) adopted, entered into, amended or terminated any bonus, profit-sharing, compensation, severance, termination, pension, retirement, deferred compensation, trust, fund or other arrangement or Employee Plan, (2) entered into or amended any employment arrangement or relationship with any new or existing Employee that had or will have the legal effect of any relationship other than at-will employment, (3) increased any compensation or employee benefit of any Employee or other service provider, other than pursuant to a then-existing Employee Plan and in amounts consistent with past practice or pursuant to a then existing Contract, (4) granted any award to any Employee or other service provider under any bonus, incentive, performance or other Employee Plan (including the removal of any existing restriction in any Employee Plan or award made thereunder), (5) entered into or amended any collective bargaining agreement, or (6) except as required by Applicable Law or Contract that existed during such period, took any action to segregate any asset for, or in any other way secure, the payment of any compensation or benefit to any Employee;
(m)amended or changed, or authorized any amendment or change to, any of its Organizational Documents;
(n)except in its Ordinary Course of Business, (1) paid, discharged, settled or satisfied any claim, obligation or other Liability (whether absolute, accrued, contingent or otherwise) or (2) otherwise waived, released, granted, assigned, transferred, licensed or permitted to lapse any right of material value; or
(o)entered into any Contract, or agreed or committed in a binding manner, to do any of the foregoing.
3.16Employee Benefits.
(a)Section 3.16(a) of the Disclosure Schedule contains a true and complete list of each Employee Plan by country. Except for the Employee Plans, there are not in operation, and no proposal has been announced to enter into or establish, any agreement, arrangement, custom or practice (whether legally enforceable or not or whether or not IRS, HM Revenue & Customs or Irish Revenue Commissioner approved) for the payment of, or payment of any contributions towards, bonus, option, share purchase, phantom share, restricted shares or other equity-based plan, employment, collective bargaining, incentive, deferred compensation, profit sharing, savings, life insurance, retiree medical or life insurance, supplemental retirement, health, welfare, disability, dependent care, pension, severance, retention, change in control, fringe benefit or other benefit plans, programs or arrangements for the benefit of any individual and the Sellers have no obligation under or in connection with any of the Employee Plans in respect of any individual other than under the Employee Plans listed on Section 3.16(a) of the Disclosure Schedule.
(b)The Company has delivered to Buyer with respect to each Employee Plan true, correct and complete copies of: (i) all current plan documents, all amendments thereto, any related trust agreements, insurance contracts or other funding arrangements; (ii) any current contracts with investment managers, recordkeepers or other service providers; (iii) all current summary plan descriptions and summaries of material modifications; (iv) the three (3) most recent annual reports (Form 5500 series); (v) the most recent actuarial valuation report (if applicable); (vi) the current favorable IRS determination or opinion letter, where applicable, for each Employee Plan intended to be qualified under Section 401(a) of the Code; and (vii) any correspondence with any Governmental Authority related to an Employee Plan. In any case where an Employee Plan does not have written plan documents, the Company has delivered to Buyer a summary of all the material terms of the Employee Plan.
(c)Each Employee Plan has been established, operated, maintained, funded and administered in accordance with its terms and in compliance with all Applicable Law, and to the Company’s Knowledge nothing has occurred and no condition exists with respect to any Employee Plan that could result in a Tax, penalty or other Liability of any of the Group Companies. There has been no breach of fiduciary duty (as determined under ERISA), non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or other similar event with respect to an Employee Plan which could reasonably be expected to result in an excise Tax or other claim or Liability against or with respect to any of the Group Companies, any Employee Plan or any fiduciary of any Employee Plan. There is no Proceeding or other claim (other than routine claims for benefits) pending with respect to any Employee Plan and to the Company’s Knowledge there is no fact or circumstance that could give rise to any such Proceeding or claim. Neither an Employee Plan nor any fiduciary thereof is the subject of an audit, investigation or examination by any Governmental Authority. No filing has been made or is currently pending with respect to any Employee Plan under any voluntary compliance program of the IRS or the U.S. Department of Labor.
(d)All contributions (including employer contributions and employee salary reduction contributions), distributions, reimbursements, premiums and other payments have been properly and timely made in accordance with the terms of each Employee Plan and in compliance with the Code, ERISA or other Applicable Law with respect to all periods ending on or before the Closing Date and, for all such contributions, distributions, reimbursements, premiums and other payments with respect to any such period that are not yet due and are not made at or before the Closing Date shall be properly accrued in accordance with GAAP. All benefits (other than refunds of contributions) payable under each of the Employee Plans on the death of a member or during periods of sickness or disability of a member are at the date of this Agreement fully insured and all insurance premiums payable have been paid up to the date of this Agreement.
(e)None of the Group Companies, nor any of their respective current or former ERISA Affiliates have sponsored, maintained, participated in, or made any contributions to (or had any obligation to make contributions to) or otherwise have any current or contingent Liability or obligation under or with respect to: (1) any “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (2) any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA); (3) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code; or (4) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).
(f)Each of the Group Companies has satisfied all obligations and requirements applicable to such Group Company or any of their respective ERISA Affiliates under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA (“COBRA”) and each state Applicable Law relating to continuation of health or other coverage to any current Employee or former Employee (or any dependent or former dependent of such individual) with respect to any qualifying event that has occurred on or before the Closing Date. None of the Group Companies has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other penalty under the employer mandate of the Patient Protection and Affordable Care Act (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980B, 4980D or 4980H of the Code. No Employee Plan provides and none of the Group Companies has any current or potential obligation to provide, post-ownership, post-employment or retiree welfare benefits to any Employee, any employee of an ERISA Affiliate, or any other Person (including any dependent of such Person), except as may be required by COBRA (or any similar Applicable Law) for which the covered Person pays the full cost of coverage. The Group Companies are and have at all times been in full compliance with the requirements of the UK Pensions Act 2008 with regard to any Employee based in the United Kingdom.
(g)No legally binding representation or other statement has been made to any Person with respect to any Employee Plan that would entitle any Employee (or dependent thereof) to any benefit greater than or in addition to the benefits provided by the actual terms of any Employee Plan, including as to any post-retirement health or death benefit. No representation or other statement has been made to any Employee that any new plan may or will be established. No Group Company is a party to, bound by or proposing to introduce in respect of any of its directors, Employees, independent contractors, consultants or workers, any plan or scheme pursuant to which any Person receives more than his or her contractual or statutory entitlements on termination of employment or engagement, whether through redundancy or otherwise.
(h)Each Employee Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a current favorable determination letter (or is entitled to rely on the prototype plan sponsor’s opinion letter) from the IRS recognizing its tax-favored status and nothing has occurred, whether by action or failure to act, that could adversely affect such Employee Plan and in respect of each Employee Plan which requires to be approved by HM Revenue & Customs or the Irish Revenue Commissioners is so approved and to the Company’s Knowledge there are no circumstances which might give HM Revenue & Customs or the Irish Revenue Commissioners reason to withdraw such approval and each Employee Plan which requires to be registered with the UK Pensions Regulator or the Irish Pensions Authority is so registered.
(i)Except as set forth on Section 3.16(a) of the Disclosure Schedule, neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise): (i) entitle any current or former non-employee director, Employee or other individual service provider of any of the Group Companies to any severance pay or any other payment or benefit; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any current or former non-employee director, Employee or other individual service provider of any of the Group Companies, under an Employee Plan or otherwise; (iii) result in the forfeiture of compensation or benefits under any Employee Plan; or (iv) result in the payment or series of payments by any of the Group Companies to any Person of an “excess parachute payment,” within the meaning of section 280G of the Code (or the grossing up of such a payment for Taxes) or any other payment that is not fully deductible for all applicable Tax purposes under the Code.
(j)Each applicable Employee Plan (1) at all times has satisfied the requirements of Section 409A of the Code and such Treasury Regulations and other guidance issued thereunder and, to the Knowledge of the Company, has been operated in accordance with such requirements, or (2) has not been “materially modified,” within the meaning of Section 409A of the Code and such Treasury Regulations and other guidance at any time since October 3, 2004 with respect to deferred compensation earned or vested before January 1, 2005 under any such Employee Plan existing before October 3, 2004. No participant in such an Employee Plan will incur any Tax on any benefit under such plan before the date as of which such benefit is actually paid to such participant. No amount under any such Employee Plan is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code and none of the Group Companies has any obligation to gross-up or indemnify any individual with respect to such additional Tax.
(k)With respect to each Employee Plan or other benefit or compensation plan, program, agreement, or arrangement that is subject to the Applicable Law of a jurisdiction other than the United States (whether or not United States Applicable Law also applies) or primarily for the benefit of employees, directors, consultants or other service providers of any of the Group Companies who reside or work primarily outside of the United States (each a “Non-U.S. Plan”), and without limiting the generality of subsections (a) through (j) above: (i) each Non-U.S. Plan required to be registered or intended to meet certain regulatory or requirements for favorable tax treatment has been timely and properly registered and has been maintained in good standing with the applicable regulatory authorities and requirements; (ii) each Non-U.S. Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and Applicable Law; (iii) no Non-U.S. Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), final salary pension plan, a plan which targets a particular level of benefits, seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement or has any unfunded or underfunded Liabilities and no assurance, promise or guarantee (whether oral or written) has been made or given to any individual of any particular level or amount of benefits to be provided for or in respect of him or her on retirement, ill-health, leaving service or death other than under the Employee Plans; (iv) all employer and employee contributions to each Non-U.S. Plan required by Applicable Law or by the terms of such Non-U.S. Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices; and (v) all Non-U.S. Plans that are required to be funded are fully funded, and adequate reserves have been established with respect to any Non-U.S. Plan that is not required to be funded. No Group Company operates or has ever operated a defined benefit pension scheme in the United Kingdom or in the Republic of Ireland.
3.17Employees and Labor Relations.
(a)Except as listed in Section 3.17(a) of the Disclosure Schedule, with respect to any of the Group Companies or any Employee: (i) no notice to terminate the employment Contract of any Employee has been served by any such Group Company and no such Group Company has any present intention to terminate any Employee’s employment; (ii) to the Company’s Knowledge, no Employee is a party to any confidentiality, non-competition, proprietary rights or similar Contract between such Employee and any Person other than such Group Company that is material to the performance of such Employee’s employment duties or such Group Company’s ability (or, after Closing, that would be material to Buyer’s ability) to conduct the business of such Group Company; (iii) there is no collective bargaining agreement or relationship with any labor organization, trade union, works council or other informing or consultation body and no Employee is represented by any labor organization, trade union, works council or other informing or consultation body; (iv) no labor organization, trade union, works council or other informing body or consultation body or group of Employees has filed any representation petition or made any written or oral demand for recognition and no such petition or demand is Threatened; (v) to the Company’s Knowledge, no union organizing or decertification effort exists or has occurred or is Threatened and no circumstance reasonably likely to result in any of the foregoing exists; (vi) no labor strike, work stoppage, picketing, slowdown or other material labor dispute has occurred or, to the Company’s Knowledge, is Threatened; (vii) to the Company’s Knowledge, there is no workers’ compensation Liability, experience or matter that will or is reasonably likely to materially and adversely affect such Group Company or Buyer (other than as is accrued in the Interim Balance Sheet); (viii) there is no employment related Proceeding pending or Threatened regarding an alleged violation or breach by such Group Company (or any of its managers, officers, governors, directors or contractors) of any Applicable Law or Contract; (ix) to the Company’s Knowledge, no Employee or agent of such Group Company has committed any act or omission giving or that could reasonably be expected to give rise to any material Liability for any violation or breach by such Group Company (or any of its managers, officers, governors or directors) of any Applicable Law or Contract; (x) all compensation, including (but not limited to) wages, commissions, bonuses incentive compensation and other compensation, payable to any current or former Employees for services performed on or prior to the date of this Agreement have been paid or accrued in full; (xi) there are no pending or Threatened disciplinary or grievance proceedings or investigations in respect of any Employee; (xii) there have been no decisions, determinations, recommendations, awards or judgements against any Group Company from any court, tribunal or other adjudicating body of competent jurisdiction in relation to any Employee; (xiii) there are no pending or Threatened investigations of any Group Company by any regulatory or auditory body of competent authority; (xiv) each Group Company has maintained all records required by Applicable Law regarding the service of each of its current and former officers and employees including, without limitation, compliance with working time regulations; and (xv) no Employee is currently on any leave or other approved absence (other than holiday leave) or has a right to return to work pursuant to Applicable Law, or has or may have a right to be reinstated or re-engaged, and no Employee is on long term absence from work due to ill health, except as has been separately disclosed to the Buyer.
(b)The Buyer has previously been provided in respect of each Employee with: his or her name, position, location, classification as exempt/nonexempt and full-time/part-time, and base compensation (including any awards under any bonus, incentive, performance or other Employee Plan and any fringe benefit or other benefit). No such Employee has served notice of termination or communicated in writing to any of the Group Companies any intention to terminate such Employee’s employment with such Group Company, and to the Company’s Knowledge no such Employee has any current intention to terminate such Employee’s employment with such Group Company. No offer of employment or engagement has been made to any Person by any Group Company that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.
(c)With respect to the transactions contemplated herein, any notice required under any Applicable Law or collective bargaining agreement with respect to any Employee has been given, and all bargaining obligations with any employee representative have been satisfied. None of the Group Companies has implemented any plant closing or layoff of Employees governed by the WARN Act or any similar Applicable Law. In the past two years, there has not been any relevant transfer as defined in the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 or the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003 affecting any Group Company or any of its current or former directors, officers, Employees, consultants, independent contractors or workers nor have any redundancies (collective or otherwise) been implemented by any Group Company.
(d)Each Employee of the Group Companies is legally authorized to work in the country in which they are primarily employed. Each of the Group Companies or such Group Company’s professional employer organization has in its files a Form I-9 (or equivalent right to work check) that is validly and properly completed in accordance with Applicable Law for each Employee with respect to whom such form is required under Applicable Law. None of the Group Companies has received any written notice or other communication from any Governmental Authority or other Person regarding any violation or alleged violation of any Applicable Law relating to hiring, recruiting, employing (or continuing to employ) anyone not authorized to work in the United States (or other applicable country). For each Employee whose social security number (or purported social security number) that has appeared on any “no-match” notification from the Social Security Administration, such Employee or the Company has resolved in accordance with Applicable Law each discrepancy or non-compliance with Applicable Law with respect to such social security number (or, if applicable, such purported social security number).
(e)All Persons performing services for any of the Group Companies who are classified and treated as independent contractors, consultants or in a similar capacity qualify as independent contractors and not as employees under Applicable Laws. In the past two years, the Group Companies have performed all obligations and duties they were required to perform (and settled all outstanding claims) in respect of any independent contractors, consultants or workers, whether arising under contract, statute, at common law or in equity under any Applicable Law or otherwise (including by making all filings and taking all actions required to be made or taken under applicable tax, benefits, insurance, wage/hour, wage payment, social security, national insurance, labor, pension and welfare laws and regulations). No Group Company has any material Liability with respect to any misclassification of any Person performing services or who have in the past two years performed services for it in any capacity other than as an Employee. There is no pending or Threatened Proceeding between any Group Company and any of its current or former independent contractors, consultants or workers. All compensation, including (but not limited to) wages, commissions, bonuses, incentive compensation, and other compensation, payable to any current or former independent contractor, consultant or worker on or prior to the date of this Agreement has been paid or accrued in full. At this date of this Agreement, no Group Company engages any Person in the United Kingdom to provide services to it in any capacity other than as an Employee.
(f)In the past two years, no allegations of sexual harassment have been made against any director of any Group Company or Employee in a supervisory role, in his or her capacity as such. In the past two years, no Group Company has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any of its current or former Employees, independent contractors, consultants or workers.
(g)No Group Company, nor any Employee or agent thereof, has made, directly or indirectly, any written or oral representations to any of its current or former Employees, independent contractors, consultants or workers promising or guaranteeing, or otherwise concerning, any employment, offer of employment or engagement, or terms and conditions of employment or engagement (including salary, wages, employee benefits, or visa sponsorship or renewal) to take effect, be implemented, or commence on or after the Closing Date.
(h)With respect to any current or former Employee, independent contractor, consultant or worker of the Group Companies, the Group Companies are, and have in the past two years been in compliance with all Applicable Laws and contractual obligations relating to labor and employment, including those relating to labor management relations, wages, hours, classification of employees (including as to exempt and non-exempt status) and independent contractors, overtime, record keeping, employee monitoring, discrimination, sexual and other unlawful harassment, civil rights, affirmative action, work authorization, immigration, victimization, retaliation, whistleblowing, workers’ compensation, benefits, collective bargaining, employment contracts, privacy rights, safety and health, paid time off, parental or other statutory leave and continuation coverage under group health plans.
(i)The Company has provided Buyer with copies of all (i) written employment Contracts with the Employees (or if there are no written Contracts, a summary of material terms), (ii) all forms of confidentiality, non-competition or inventions agreements with the Employees, and (ii) all handbooks and policies applicable to the Employees.

(j)No Group Company has given notice of any redundancies to its employees or as required in connection with Applicable Law.
3.18Certain Business Relationships. Except as listed in Section 3.18 of the Disclosure Schedule, to the Company’s Knowledge, none of the following Persons (regardless of the capacity of such Person, including as an individual or trustee) (a) has been a party to or had a direct interest in any Major Contract to which any of the Group Companies is a party at any time (b) owns, licenses or leases any material asset used in the business of any of the Group Companies or (c)  owns, directly or indirectly, any interest in any Person that competes with any of the Group Companies: (1) any Affiliate of any of the Group Companies or any equity holder of any of such Group Company or any equity holder of such Group Company’s Affiliates; (2) any director, manager or officer of any of the Group Companies or of any Affiliate of such Group Company or of any equity holder of such Group Company or of any equity holder of such Group Company’s Affiliates; or (3) any immediate family member of any equity holder of any of the Group Companies or, any such director, manager or officer.
3.19Suppliers and Customers.
(a)Largest Suppliers and Customers. Section 3.19(a) of the Disclosure Schedule lists the 10 largest suppliers by dollar volume during the period January 1, 2023 through March 31, 2024 (listing the dollar volume for each) of the Company (individually, a “Material Supplier” and collectively, the “Material Suppliers”), taken as a whole, and the 20 largest customers by dollar volume of annual recurring revenue as measured at April 24, 2024 (listing the dollar volume of the annual recurring revenue for each) of the Company (individually, a “Material Customer” and collectively, the “Material Customers”). The Company has not received any written communication indicating that, and, to the Company’s Knowledge, there are no circumstances indicating that, any Material Supplier or Material Customer is terminating or materially reducing or making any materially adverse change in, or desires or intends to terminate or materially reduce or make any materially adverse change in, any aspect of its or any of its Affiliates’ business relationship with the Company. To the Company’s Knowledge, the consummation of the transactions contemplated herein will not adversely affect in any material manner the Company’s business relationship with any Material Supplier or Material Customer.
(b)List of Customers. Section 3.19(b)(1) of the Disclosure Schedule lists each customer the Company, in each case for (i) the 12-month period ended on December 31, 2023 and (ii) the three-month period ended on March 31, 2024. Section 3.19(b)(2) of the Disclosure Schedule separately lists any customer of the Company that is not an active customer of the Company, but was a customer of the Company, in each case, at any time during (i) the 12-month period ended on December 31, 2023 and (ii) the three-month period ended on March 31, 2024.
3.20Absence of Certain Business Practices. None of the Group Companies nor any of their respective officers, directors, employees, agents or Affiliates nor, to the Company’s Knowledge any other Person acting (or purportedly acting) for the benefit of any of the Group Companies has at any time, directly or indirectly, given or agreed to give any payment, gift or other item of value or similar benefit to any Person (including any Foreign Official, foreign political party, foreign political party official or candidate for foreign political office) who was, is or may be in a position to help or hinder the business of any of the Group Companies that (a) reasonably could subject such Group Company or any other Person to any Proceeding, (b) if not given in the past, would have or would have been reasonably likely to have materially and adversely affected such Group Company, (c) if not continued in the future, will or is reasonably likely to materially and adversely affect such Group Company or Buyer or subject such Group Company or any other Person to any Proceeding or (d) was for the purpose of obtaining or retaining any business or any other business advantage. All transactions of the Group Companies have been fairly, accurately and completely recorded in its books and records. “Foreign Official” means any officer or employee of a foreign government, a public international organization or any department or agency thereof, any Person acting in an official capacity in relation to a foreign government, a member of a royal family or a member of a foreign legislative body, any employee of a state-owned enterprise and any other individual included within the definition of such term under the U.S. Foreign Corrupt Practices Act of 1977 (or similar Applicable Law).
3.21UK Bribery Act. No Group Company (i) is or has at any time engaged in any activity, practice or conduct which would constitute an offence under the UK Bribery Act 2010; or (ii) is or has been the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority or any supplier or customer regarding any offence or alleged offence under the UK Bribery Act 2010, and no such investigation, inquiry or proceedings have been Threatened or are pending and to the Company’s Knowledge there are no circumstances likely to give rise to any such investigation, inquiry or proceedings. Each Group Company has at all times adopted and regularly maintained adequate policies, procedures, systems and training to prevent bribery by persons who perform services for or on behalf of such Group Company.
3.22Accounts Receivable. All accounts receivable (including any notes receivable or retainage) of the Group Companies that are reflected on the Annual Balance Sheet or the Interim Balance Sheet or on the accounting records of the Group Companies as of Closing (collectively, the “Accounts Receivable”) will represent at Closing valid obligations arising from sales actually made or services actually performed in its Ordinary Course of Business. There is no contest, claim or right of set-off under any Contract with any obligor of any such Accounts Receivable regarding the amount or validity of such Accounts Receivable. Section 3.22 of the Disclosure Schedule lists such Accounts Receivable as of the Interim Balance Sheet Date, including the aging of such Accounts Receivable and the corresponding reserve as of the Interim Balance Sheet Date. Such Accounts Receivable are and will be as of Closing current and fully collectible within 90 days after Closing, net of the respective reserves shown on the Interim Balance Sheet.
3.23Powers of Attorney. There is no outstanding power of attorney with respect to any of the Group Companies.
3.24Computer Systems.
(a)Platform Description and Documentation. Section 3.24(a) of the Disclosure Schedule lists all material Proprietary Information Technology Systems and other material Computer Systems that are being used by the Group Companies. Each Computer System used by the Group Companies substantially conforms to such Group Company’s current functional requirements and to the Company’s Knowledge to such Computer System’s design specifications, documentation and other specifications.
(b)Protection. Each of the Group Companies has taken all actions that a reasonably prudent Person in its business would take to protect against the existence of (1) any protective, encryption, security or lock-out device that reasonably could materially and adversely interrupt, discontinue, interfere with or otherwise affect its use of any of its Computer Systems and (2) any so-called computer virus, worm, trap or back door, Trojan horse or any other instruction, code, program, data or material (collectively, “Malicious Instructions”) that reasonably could materially and adversely interrupt, discontinue, interfere with or otherwise affect the operation or use by such Group Company of any of its Computer Systems.
(c)Reliability. No Computer System has experienced any material bug, failure, breakdown, or continued substandard performance, or to the Company’s Knowledge, data loss, data integrity problem, hacking attempt, security breach or other Malicious Instruction, in the past 12 months that has caused any substantial disruption or interruption in or to the use of any Computer System. The Computer Systems are sufficient for the needs of the business of each of the Group Companies, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner.
3.25Open Source. Except as set forth in Section 3.25 of the Disclosure Schedule, none of the Proprietary Information Technology Systems contains or is integrated with any software that is subject to an Open Source License. None of the Proprietary Information Technology Systems is subject to any “copyleft” or other “open source” obligation or condition (such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that could or does require, or could or does condition the use or distribution of the Proprietary Information Technology Systems on, the disclosure, licensing or distribution of any source code for any portion of the Proprietary Information Technology Systems, or does otherwise impose any limitation, restriction or condition (other than attribution) that materially impacts the right or ability of the Group Companies to use or distribute the Proprietary Information Technology Systems. “Open Source License” means license terms that: (a) license software or other material as “free software” or “open source software,” or (b) are, or are substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU GPL, the GNU LGPL, the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License, the Academic Free License, the BSD license and the Apache License.
3.26Data and Privacy.
(a)Section 3.26(a) of the Disclosure Schedule contains a true, correct and complete copy of each privacy policy, notice, and disclosure (each, a “Privacy Policy”) that has been used by or on behalf of any of the Group Companies regarding the collection or use of information about any other Person (including Personal Information) and the dates that each such Privacy Policy was in effect. Each of the Group Companies has complied and has established procedures to ensure continued compliance with such Privacy Policies, Privacy Laws and contractual requirements or terms of use concerning the Processing of Personal Information to which such Group Company is a party or otherwise bound as of the date hereof, and no breach or violation of any such Privacy Policies, Privacy Laws, contractual requirements, or terms has occurred or is Threatened. Each of the Group Companies has made available to Buyer complete and correct copies of all contracts with vendors, customers, suppliers, and other third parties relating to the Processing of Personal Information and each Group Company has a binding contract in place with each third party processing Personal Information on its behalf which, to the Company’s Knowledge, meets the requirements of applicable Privacy Laws. To the Company’s Knowledge, each Group Company has (i) materially complied with and has established procedures to comply with all applicable notification or other obligations under applicable Privacy Laws, including the payment of any requisite fees or charges; (ii) has appointed (where required under Privacy Laws) a data protection officer (or equivalent); (iii) has complied at all times with the requirements of the Privacy Laws in respect of cross-border transfers of Personal Information, including conducting and documenting data transfer impact assessments; (iv) has maintained an accurate and up-to-date record of processing activities under Article 30 of the GDPR and the UK GDPR in respect of the Subsidiaries and (v) in respect of any marketing list or database, has obtained all necessary consents or maintains valid legal bases for its marketing activities (whether by email, telephone or otherwise).
(b)There has been no material unauthorized or illegal use of or access to any of the non-public data or information collected or otherwise Processed by or on behalf of any of the Group Companies, including the Personal Information and any other reports or information collected (online or offline) through or in connection with such Group Company’s services or business (collectively, “Company Data”). Each of the Group Companies has implemented and maintains reasonable and appropriate organizational, physical, administrative, and technical security measures in accordance with good industry practice in which such Group Company operates to protect Company Data or Company Computer Systems in its possession or under their control against unauthorized access, acquisition, alteration, modification, or use. Without limiting the generality of the foregoing, each of the Group Companies has implemented a comprehensive written information security program that is designed to (A) identify internal and external risks to the security of Company Data and Company Computer Systems; (B) implement, monitor, and improve reasonable and appropriate safeguards to control such risks; and (C) comply with Applicable Laws (including Privacy Laws). Without limiting the foregoing, each of the Group Companies maintains commercially reasonable disaster recovery plans or procedures with respect to its Computer Systems. There have not been any unauthorized intrusions or breaches of the security of any of the Computer Systems or any unauthorized access or use of any of the Company Data stored or contained therein or accessed or Processed thereby that is reasonably likely to have a Materially Adverse Effect on any of the Group Companies. To the Company’s Knowledge, at no time have any of the Group Companies been required to give notice to any customer, supplier, Governmental Authority, Employee, or other Person of any actual or alleged data security breach or data security failure or noncompliance. Section 3.26(b) of the Disclosure Schedule contains a true, correct and complete copy of each Company information security and incident response policy that has been used by any of the Group Companies to protect Company Data and Company Computer Systems and the dates that each such policy was in effect.
3.27Stockholder Voting Requirement. The only stockholder vote necessary to consummate the Merger under the DGCL and the certificate of incorporation of the Company is the Company Stockholder Approval.
3.28Brokers. None of the Sellers or any of the Group Companies has any obligation or other Liability to any broker, finder or similar intermediary that would cause Buyer or such Group Company to become liable for payment of any fee or expense with respect thereto.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB
Each of Buyer and Merger Sub hereby represents and warrants to the Company as follows:
4.1    Organization and Good Standing. Buyer is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware. Merger Sub is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware. Each of Buyer and Merger Sub is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification. Each of Buyer and Merger Sub has full corporate power and authority to own and lease its properties and assets and conduct its business as now conducted.

4.2    Authority and Authorization; Conflicts; Consents.
(a)Authority and Authorization. The execution, delivery and performance of this Agreement and each Ancillary Document of Buyer or any of its Affiliates (including Merger Sub) have been duly authorized and approved by all necessary action with respect to Buyer and each such Affiliate of Buyer, and each such authorization and approval remains in full force and effect. Assuming due authorization, execution and delivery by the Company and its applicable Affiliates of this Agreement and each Ancillary Document of the Company, any of its Affiliates or the Sellers, this Agreement is, and each Ancillary Document of Buyer or any of its Affiliates will be, the legal, valid and binding obligation of Buyer and each such Affiliate of Buyer, enforceable against Buyer and each such Affiliate of Buyer in accordance with its terms. Buyer and each such Affiliate of Buyer has all requisite power and authority to enter into this Agreement and each Ancillary Document to be executed and delivered by Buyer or such Affiliate of Buyer and to consummate the transactions contemplated herein and therein to be consummated by Buyer and each such Affiliate of Buyer.
(b)Conflicts. Neither the execution, delivery nor performance by Buyer or Merger Sub of this Agreement or by Buyer or any Affiliate of Buyer of any Ancillary Document nor consummation by Buyer or any Affiliate of Buyer of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice): (1) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of Buyer or Merger Sub; (2) violate any Applicable Law or Order; or (3) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than Buyer or Merger Sub to accelerate, increase, terminate, modify or cancel any right or obligation under any Contract to which Buyer or Merger Sub is a party, except where such breach, violation, default, conflict or right described in clause (2) or (3) above will not materially and adversely affect Buyer’s or Merger Sub’s ability to consummate the transactions contemplated herein.
(c)Consents. No consent or approval by, notification to or filing with any Person is required in connection with Buyer’s or Merger Sub’s execution, delivery or performance of this Agreement or any Ancillary Document of Buyer or any Affiliate of Buyer or Buyer’s or any such Affiliate’s consummation of the transactions contemplated herein or therein, except (1) filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (2) for any consent, approval, notice or filing, the absence of which will not materially and adversely affect Buyer’s or Merger Sub’s ability to consummate the transactions contemplated herein or therein.
4.3    Brokers. Buyer has no obligation or other Liability to any broker, finder or similar intermediary in connection with the transactions contemplated herein that would cause the Company or any Seller to become liable for payment of any fee or expense with respect thereto.
4.4    No Other Representations. Buyer acknowledges and agrees that other than the representations and warranties expressly set forth in Article 3 and any applicable Ancillary Documents, the Company has not made, and is not making, any representations and warranties to Buyer with respect to this Agreement, and the Company specifically disclaims reliance upon any representations and warranties other than those expressly set forth in this Article 4 and any applicable Ancillary Documents.

ARTICLE 5
CERTAIN COVENANTS
5.1    Further Assurances. If after Closing any further action is necessary, proper or desirable to carry out any purpose of this Agreement, then each Party will take such further action (including the execution and delivery of further documents) as any other Party reasonably requests to carry out such purpose. The foregoing will be at the expense of such requesting Party, except to the extent such requesting Party is entitled to indemnification therefor or to the extent this Agreement otherwise allocates such expense to any other Person. To the extent that 4Sided reasonably requests books and records of the Company related to any audit, litigation, or any other reasonable business purpose, the Buyer shall use commercially reasonable efforts to provide such books and records; provided, however, that any such request that relates to Tax matters shall be subject to and governed solely by Section 5.3(b).
5.2    Confidentiality and Publicity.
(a)Confidentiality Agreement. Subject to the applicable terms of this Section 5.2, the Mutual Non-Disclosure Agreement between Buyer and the Company, dated April 10, 2024 (the “Confidentiality Agreement”), will remain in full force and effect pursuant to its terms, except that, after the Closing Date, Confidential Information (as defined in the Confidentiality Agreement), for purposes of the obligations of Buyer under the Confidentiality Agreement, will be deemed not to refer to any information then relating to the Company.
(b)Publicity. Each Seller and Sellers Representative will not, and each Seller and Sellers Representative will cause each of its Affiliates not to, make any public release or announcement regarding this Agreement or any of the transactions contemplated herein without the prior written approval thereof of Buyer. For the avoidance of doubt, (i) Buyer shall be permitted to issue a press release that has been approved by the Seller, and (ii) Buyer need not seek approval for each release of information regarding this Agreement or any of the transactions contemplated herein, provided that Buyer has obtained approval for the information being disclosed; provided, further, that Buyer shall not be required to obtain approval to (i) publicize this Agreement or any of the transactions contemplated herein so long as no material terms of the Agreement are disclosed or (ii) disclose information regarding this Agreement or any of the transactions contemplated herein as required by Applicable Law (including any required securities filings).
5.3    Certain Tax Matters.
(a)Tax Returns.
(1)The Sellers Representative shall, at the Stockholders’ expense, timely prepare or cause to be timely prepared and Buyer shall timely file all Tax Returns of the Group Companies for all taxable periods ending on or prior to the Closing Date that are first due on or after the Closing Date (such Tax Returns, “Pre-Closing Tax Returns”). All such Pre-Closing Tax Returns shall be prepared in a manner consistent with past practice of the applicable Group Company and without a change in any election or accounting method, to the extent such past practice complies with Applicable Laws (determined at a “more likely than not” (or higher) level of comfort). No later than 30 days (or, in the case of Pre-Closing Tax Returns that are due within 30 days after the Closing Date or required to be filed more frequently than annually, as early as reasonably practicable) prior to the due date (including extensions) for filing such Pre-Closing Tax Returns, the Sellers Representative shall deliver the Pre-

Closing Tax Returns (together with schedules, statements, and, to the extent reasonably requested by Buyer, supporting documentation) to Buyer for its review and comment.
(2)Buyer will prepare and timely file (or cause to be prepared and timely filed) all Tax Returns required to be filed by the Group Companies that are required to be filed after the Closing Date with respect to Pre-Closing Tax Periods and Straddle Periods that are not Pre-Closing Tax Returns (such Tax Returns, “Buyer Tax Returns”). To the extent any such Buyer Tax Return (whether original or amended) prepared (or caused to be prepared) by Buyer is with respect to a Pre-Closing Tax Period, the portion of such Buyer Return applicable to such Pre-Closing Tax Period shall be prepared in a manner consistent with past practice of the applicable Group Company, to the extent such past practice complies with Applicable Laws (determined at a “more likely than not” (or higher) level of comfort). No later than 30 days (or, in the case of Buyer Tax Returns that are due within 30 days after the Closing Date or required to be filed more frequently than annually, as early as reasonably practicable) prior to the due date (including extensions) for filing such Buyer Tax Returns, Buyer shall deliver the Buyer Tax Returns (together with schedules, statements, and, to the extent reasonably requested by the Sellers Representative, supporting documentation) to the Sellers Representative for its review and comment.
(3)Not later than fifteen (15) days after the Sellers Representative (in the case of a Pre-Closing Tax Return) or Buyer (in the case of a Buyer Tax Return) (in each case, the “Preparing Party” and the other party, the “Non-Preparing Party”) has provided such Tax Return, or such shorter period as is reasonably necessary to allow for the timely filing of such Tax Return, the Non-Preparing Party shall notify the Preparing Party of the existence of any objection, which objection shall specify in reasonable detail the nature and basis of such objection that the Non-Preparing Party may have to any item set forth on such draft Tax Return with respect to a Pre-Closing Tax Period. Buyer and the Sellers Representative agree to consult and use their commercially reasonable efforts to resolve in good faith any such objection. If resolution is not reached within five (5) days of the Non-Preparing Party having timely provided an objection pursuant to this Section 5.3(a)(3) (or such shorter or longer period as Buyer and the Sellers Representative may mutually agree), then the Arbitrator shall be requested to make a determination resolving any dispute between Buyer and the Sellers Representative, and the determination by the Arbitrator of any such dispute shall be conclusive, final, binding and non-appealable on the parties hereto; provided, however, that in resolving any such dispute, (x) the Arbitrator shall only decide the specific item(s) under dispute by Buyer and the Sellers Representative, (y) the Arbitrator’s decision for each disputed item must be within the range of values assigned to each such item(s) by Buyer and the Sellers Representative, and (z) the Arbitrator’s decision for each disputed item must be made in accordance with the standards and principles set forth in this Section 5.3(a) and Sections 5.3(d) and (g). The Sellers, on the one hand, and Buyer, on the other hand, will each pay their own fees and expenses regarding such resolution process and half of the fees and expenses of the Arbitrator. If Buyer and the Sellers Representative cannot resolve an objection no later than five (5) days prior to the due date for filing such Tax Return, Buyer shall cause the applicable Group Company to file such Tax Return in a manner reflecting the positions of the party required to execute and file such Tax Return; provided, however, if upon resolving such objection the Tax Return needs to be changed, Buyer shall promptly cause the applicable Group Company to file an amendment to such Tax Return.
(4)No later than (x) in the case of a Pre-Closing Tax Return, one day, and (y) in the case of a Buyer Tax Return, five days, prior to the date on which such Tax Return is to be filed, the Sellers, acting through the Sellers Representative in its administrative capacity, shall, except to the extent any such Pre-Closing Taxes were treated as a Liability in the calculation of Closing Indebtedness in a manner that reduced the Merger Consideration (as finally determined), pay to Buyer the aggregate amount of Pre-Closing Taxes reflected on such Pre-Closing Tax Return or Buyer Tax Return; provided, that, to the extent that a Pre-Closing Tax Return or Buyer Tax Return remains the subject of an ongoing dispute between the Sellers Representative and Buyer as of the date on which a payment is required to be made hereunder, (i) the Sellers, acting through the Sellers Representative in its administrative capacity, shall make such payment based on the amount due utilizing the positions of the party required to execute and file such Tax Return, and (ii) if and to the extent the amount of Pre-Closing Taxes reflected on the Pre-Closing Tax Return or Buyer Tax Return as finalized under this Section 5.3(a) (whether by agreement between the parties or determination of the Auditor) differs from the amount of Pre-Closing Taxes paid by the Sellers under clause (i), then (A) if the amount of Pre-Closing Taxes reflected on the Pre-Closing Tax Return or Buyer Tax Return (as finalized) exceeds the amount of Pre-Closing Taxes paid by the Sellers with respect to such Pre-Closing Tax Return or Buyer Tax Return under clause (i), then the Sellers, acting through the Sellers Representative in its administrative capacity, shall pay to Buyer an amount equal to such excess within five days of the Pre-Closing Tax Return or Buyer Tax Return (as finalized) having been filed, and (B) if the amount of Pre-Closing Taxes paid by the Sellers with respect to a Pre-Closing Tax Return or Buyer Tax Return under clause (i) exceeds the amount of Pre-Closing Taxes reflected on the Pre-Closing Tax Return or Buyer Tax Return (as finalized), then Buyer shall pay to Paying Agent for further distribution to the Sellers an amount equal to such excess within five days of the Pre-Closing Tax Return or Buyer Tax Return (as finalized) having been filed. For clarity, where Sellers have an obligation to make a payment under this section are acting through the Sellers Representative in its administrative capacity, the Sellers Representative is not responsible for any failure of such Sellers to make such payment.
(b)Cooperation. Each Party will, and each Party will cause its applicable Affiliates to, cooperate in all commercially reasonable respects with respect to Tax matters and provide one another with such information as is reasonably requested to enable the requesting Party to complete and file all Tax Returns it may be required to file (or cause to be filed) with respect to the Group Companies, to respond to Tax audits, inquiries or other Tax Proceedings and to otherwise satisfy Tax requirements. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Governmental Authorities with respect to Taxes of the Group Companies. Notwithstanding the foregoing or anything to the contrary in this Agreement, Buyer shall not be required to provide any Tax Returns (including any portion thereof) or any other information with respect to any of its Affiliates (other than the Group Companies), except to the extent such Tax Return (or portion thereof) or other information is with respect to the Group Companies or to any Tax with respect to which Stockholders are liable pursuant to this Agreement.
(c)Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing or indemnity Contracts and agreements (whether written or not) binding upon the Group Companies, on the one hand, and any of the Stockholders, on the other hand, shall be terminated as of the Closing Date. After such date, none of the Group Companies, any of the Stockholders, any of Stockholders’ Affiliates or any of their respective representatives shall have any further rights or Liabilities thereunder.
(d)Straddle Periods. For purposes of this Agreement, in the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are treated as Taxes of or with respect to any Pre-Closing Tax Period shall be (i) in the case of Taxes (A) based upon, or related to, income, receipts, profits, wages, capital or net worth, (B) imposed in connection with the sale, transfer or assignment of property, or (C) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended on and included the Closing Date (and for such purpose, the taxable period of any “controlled foreign corporation” as defined in Section 957 of the Code or any partnership or other pass-through entity in which any member of the Company Group holds a beneficial interest shall be deemed to terminate at such time), and (ii) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on (and including) the Closing Date, and the denominator of which is the number of days in the entire Straddle Period.
(e)Contests. The Parties agree to promptly notify each other upon receipt by such Party of written notice of any audit or other Action or proceeding that relates to Taxes of or with respect to the Group Companies for a Pre-Closing Tax Period (including the applicable portion of any Straddle Period) (a “Tax Claim”); provided that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim relating to any Pre-Closing Tax Period or Straddle Period; provided that, with respect to any Tax Claim which relates to Taxes for which Stockholders may be liable, Buyer shall (i) obtain the prior written consent of the Sellers Representative (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Tax Claim or ceasing to defend such Tax Claim in a manner that adversely affects the amount of Taxes for which Stockholders are liable, and (ii) to the extent permitted under Applicable Law and the applicable Governmental Authority, allow the Sellers Representative to reasonably participate in the defense of such Tax Claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Sellers Representative. In the event of any conflict between this Section 5.3(e) and Section 7.5, the provisions of this Section 5.3(e) shall govern.
(f)Transfer Taxes. Notwithstanding the other terms of this Section 5.3, Buyer, on the one hand, and the Sellers (in accordance with their respective Pro Rata Portions), on the other hand, will each pay 50% of the amount of any Transfer Taxes, and the Parties (excluding Sellers Representative) will cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of Applicable Law relating thereto.
(g)Termination of Tax Year. The parties acknowledge that the Company will join the consolidated group of which Buyer is the common parent for U.S. federal (and applicable state and local) income Tax purposes and that, for such purposes, the Company’s taxable year will close as of the end of the day on the Closing Date. The parties shall file all U.S. federal (and applicable state and local) income Tax Returns consistent with the foregoing treatment. Notwithstanding anything to the contrary in this Agreement, the Sellers and Buyer agree to report (and agree to cause the Group Companies to report) any deductions related to the payment or accrual for Tax purposes of the Indebtedness, the Transaction Expenses and the payments made to the holders of Vested Options, Vested Restricted Stock and/or other contingent rights as being attributable to the Pre-Closing Tax Period to the extent permitted by applicable Law (determined at a “more likely than not” (or higher) level of comfort).
(h)Refunds. Except with respect to any refund (or other item (including any overpayment)) (i) taken into account in the computation of Indebtedness or otherwise in a manner that affected the Merger Consideration, (ii) attributable to any loss, credit or other Tax attribute arising in a Tax period (or portion thereof) beginning after the Closing Date that is carried back to a Pre-Closing Tax Period, or (iii) required to be paid over to any third party pursuant to a Contract entered into by a Group Company prior to the Closing, to the extent the Group Companies, Buyer, or any of their Affiliates receives any refund of Pre-Closing Taxes or claims a credit against Pre-Closing Taxes in lieu of such a refund, Buyer shall pay the amount of such refund to Paying Agent for further distribution to the Sellers, net of any Taxes incurred by Buyer or any of its Affiliates in connection therewith, within five days of receipt of such refund or claim of such credit in lieu of refund. The Sellers, acting through the Sellers

Representative in its administrative capacity, shall reimburse Buyer (or its designated Affiliate) for any reasonable expenses incurred in connection with (and which would not have arisen but for) the calculation, application for or collection of any Tax refund (or claim of any credit in lieu thereof) payable to the Sellers under this Section 5.3(h). If any amount paid to the Sellers pursuant to this Section 5.3(h) shall subsequently be challenged successfully by any Governmental Entity, the Sellers, acting through the Sellers Representative in its administrative capacity, shall, upon written request from Buyer (or any of its Affiliates), repay to Buyer (such Affiliate) such amount (together with any related interest and additions to Tax). For clarity, where Sellers have an obligation to make a payment under this section are acting through the Sellers Representative in its administrative capacity, the Sellers Representative is not responsible for any failure of such Sellers to make such payment.
5.4    D&O Tail Policy. At or before Closing, at the Company’s expense, the Company will obtain liability insurance covering acts or omissions occurring before the Merger Effective Time of such governors, managers, directors or officers, under a six-year tail insurance policy approved in advance by Buyer (the “D&O Tail Policy”). The Parties (excluding the Sellers Representative) will cooperate with each other in all reasonable respects in connection with this Section 5.4. Notwithstanding the foregoing, the foregoing shall not be deemed to reduce or otherwise modify the Sellers’ indemnification obligations under Article 7. Buyer and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Surviving Corporation as provided in the certificate of incorporation and bylaws of the Merger Sub existing as of the Closing in favor of each Person who is now, or has been at any time prior to the date hereof, an officer or director of the Company, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim. The obligations of Buyer and the Surviving Corporation under this Section 5.4 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.4 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.4 applies shall be third-party beneficiaries of this Section 5.4, each of whom may enforce the provisions of this Section 5.4). In the event Buyer, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.4.
5.5    Intercompany Accounts; Certain Business Relationships.
(a)The Company will cause all intercompany accounts in effect immediately before the Merger Effective Time between the Company, on the one hand, and any Seller or any of their Affiliates (other than the Company), on the other hand, to be paid or accrued in full at or before Closing.
(b)The Company will cause all Contracts listed or required to be listed on Section 3.18 of the Disclosure Schedules in effect immediately before the Merger Effective Time to be terminated at or before Closing.
5.6    SEC and National Securities Exchange Requirements. Each Party (excluding Sellers Representative) will cooperate with each other in all reasonable respects to fulfill any applicable requirement of the SEC or any national securities exchange in connection with the transactions contemplated herein, including to perform in sufficient time to meet any applicable filing deadline that any of them or any of their Affiliates may have. Each Seller permits Buyer to disclose any information regarding this Agreement or any of the transactions contemplated herein in connection with Buyer’s disclosure and filing obligations with the SEC.
5.7    Copy of Data Room Contents. On or before the date that is five Business Days after the Closing Date, Seller’s Representative shall deliver or cause to be delivered to Buyer copies of each document posted to the Data Room prior to the Closing Date, which copies shall be delivered via a USB storage device, DVD or other readily commercially available format (which shall be permanent and accessible, without the need for any password, with readily commercially available software).
5.8    Employment Matters. As of the Closing Date, Buyer will, and will cause its Affiliates to, provide each employee of the Company as of the Closing Date (each, a “Company Employee”) with (a) an annual aggregate cash compensation or an hourly wage rate, as applicable, that is substantially comparable to that provided to such Company Employee by the Company immediately prior to the Closing and (b) employee benefits, including without limitation annual bonus programs, sales incentive programs, equity incentive programs, vacation benefits, severance benefits, and retirement and welfare benefits, that are substantially comparable to those provided by Buyer and its Affiliates to similarly situated employees of Buyer and its Affiliates. Buyer will treat, and will cause each Company Plan maintained by Buyer or any of its Affiliates following the Closing and in which any Company Employee (or the spouse, domestic partner or any dependent of any Company Employee) participates or is eligible to participate (the “Buyer Plans”) to treat all service with the Company and its Affiliates as service with Buyer and its Affiliates. Nothing in this Section 5.8, (A) is intended to, or will be construed to, confer upon any Company Employee or any other Person the right to continued employment, or to confer upon any Person other than the parties to this Agreement any rights or remedies hereunder, or (B) will establish, amend or be deemed to establish or amend any Buyer Plan or will limit the rights of the Company, Buyer or any of their respective Affiliates to establish, amend or terminate any Employee Plan or any other benefit plan, program, policy or arrangement, whether before or after Closing. For the avoidance of doubt, “Company Employee” shall not include any Employee whose primary place of work is the United Kingdom or the Republic of Ireland.
5.9    Attorney-Client Privilege. Each of the Parties acknowledges, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, subsidiaries (including, following the Closing and with respect to the Buyer, the Company) and parent entities, that: Saul Ewing LLP (“Saul Ewing”) has represented the Stockholders and Affiliates of the Company (collectively, the “Privilege Group”) and the Company and its Subsidiaries in one or more matters relating to the negotiation, preparation, execution, delivery and performance by Sellers or the Company Group of this Agreement or any other agreements or transactions contemplated hereby (including any matter to the extent related to a litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) (each, an ”Existing Representation” and collectively, the “Existing Representations”), and that, in the event of any post-Closing matters (x) relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) and (y) in which Buyer or any of its Affiliates, on the one hand, and the Privilege Group, on the other hand, are or may be adverse to each other, the Privilege Group reasonably anticipates that Saul Ewing may represent them in connection with such matters. All communications between the Privilege Group and the Company, on the one hand, and Saul Ewing, on the other hand, to the extent relating to the Existing Representations that would be privileged or confidential communications not subject to disclosure to the Buyer or any of its Affiliates had the Company not been acquired by the Buyer (or which would not otherwise be disclosable to the Buyer or any of its Affiliates without losing any such right of privilege) (the “Privileged Communications”) will be deemed to be attorney-client privileged and the expectation of client confidence relating thereto will belong solely to the Privilege Group and will not pass to or be claimed by the Buyer or the Company. Accordingly, the Buyer and the Company will not have access to any Privileged Communications or to the files of Saul Ewing relating to the Existing Representations without the written consent of the Sellers Representative. Without limiting the generality of the foregoing, from and after the Closing, (a) the Privilege Group (and not the Buyer or the Company) will be the sole holders of the attorney-client privilege with respect to the Existing Representations, and neither the Buyer nor the Company will be a holder thereof; (b) to the extent that files of Saul Ewing in respect of the Existing Representations constitute property of the Company, only the Privilege Group (and not Buyer nor the Company) will hold such property rights; and (c) Saul Ewing will have no duty whatsoever to reveal or disclose any Privileged Communications to Buyer or the Company by reason of any attorney-client relationship between Saul Ewing and the Company or otherwise. Notwithstanding the foregoing, (i) in the event that a dispute arises between the Buyer or its Affiliates (including the Company), on the one hand, and a third party other than any of the Privilege Group, on the other hand, Buyer and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications (including the Privileged Communications) to such third party, (ii) neither the Buyer nor any of its respective Affiliates (including the Company) shall waive, or attempt or purport to waive, such privilege without the prior written consent of the Sellers Representative, which consent shall not be unreasonably withheld, conditioned or delayed, and (iii) none of the Privilege Group nor any of their respective Affiliates shall waive such privilege or disclose any Privileged Communications other than in connection with the enforcement or defense of their respective rights or obligations under this Agreement or the other agreement or document contemplated by this Agreement. In the event that the Buyer or any of its Affiliates (including the Company) is legally required by order of any Governmental Authority or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications in the reasonable opinion of the Buyer’s counsel, then Buyer will promptly (and, in any event, within seven (7) Business Days) notify the Sellers Representative in writing so that members of the Privilege Group can seek a protective order. This Section 5.9 is for the benefit of the Privilege Group and Saul Ewing, and Saul Ewing is an intended third-party beneficiary of this Section 5.9. No term of this Section 5.9 may be amended, waived or modified without the prior written consent of the Sellers Representative and Saul Ewing.
ARTICLE 6
CLOSING, AND CLOSING DELIVERIES
6.1    Closing. Closing of the transactions contemplated herein (“Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement remotely by exchange of documents and signatures (or their electronic counterparts) or at such other time or on such other date or at such other place as Company and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 11:59 p.m. Central time on the Closing Date. All actions to be taken and all documents to be executed or delivered at Closing will be deemed to have been taken, executed and delivered simultaneously, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, executed and delivered, except in each case to the extent otherwise stated in this Agreement or any such other document.
6.2    Closing Deliveries by the Company. At Closing, the Company will deliver, or cause to be delivered, to Buyer (or as Buyer or this Agreement otherwise directs), the following:

(a)each properly completed, executed and delivered Joinder and Letter of Transmittal and each accompanying stock certificate (or affidavit of lost certificate in lieu thereof), in each case that the Company received on or before the Closing Date;
(b)the Certificate of Merger, dated the Closing Date and executed by the Company;
(c)the written resignation (or documentation reasonably satisfactory to Buyer showing the removal) of each director and officer of each Group Company, with each such resignation (or removal) being effective no later than the Merger Effective Time;
(d)the Escrow Agreement, dated the Closing Date and executed by Sellers Representative and the Escrow Agent;
(e)the Paying Agent Agreement, dated the Closing Date and executed by Sellers Representative and the Paying Agent;
(f)restrictive covenant agreements between the Company and each of the individuals listed on Exhibit 6.2(f), each dated as of the Closing Date and in a form approved in advance by Buyer (each a “Restrictive Covenant Agreement” and, collectively, the “Restrictive Covenant Agreements”);
(g)an Intellectual Property assignment agreement between the Company and 4Sided, dated as of the Closing Date and in a form approved in advance by Buyer (the “IP Assignment Agreement”);
(h)the minute books and ownership records of the Company;
(i)the minute books, statutory registers and records required to be kept by the UK Subsidiary under the UK Companies Act 2006, duly completed up to the time immediately prior to Closing;
(j)the common seal, minute books, statutory registers and records required to be kept by the Irish Subsidiary under the Irish Companies Act 2014 (as amended), duly completed up to the time immediately prior to Closing;
(k)a resolution of the board of directors of the Irish Subsidiary approving, among any other necessary matters, the resignation of the directors and secretary of the Irish Subsidiary and appointment of the directors and secretary appointed by the Buyer effective no later than the Merger Effective Time;
(l)the email address, security code and authentication code used by the UK Subsidiary for making electronic filings with the UK Registrar of Companies;
(m)a letter from Mike Hanrahan in the agreed form confirming that he has ceased to be a person with significant control (within the meaning of section 790C of the UK Companies Act 2006) in relation to the UK Subsidiary;
(n)details of the Irish PPSN (or RBO or IPN number, as the case may be) for each “beneficial owner” registered in the central register of beneficial ownership of companies of Ireland maintained under SI 110 of 2019 for the Irish Subsidiary;

(o)each consent, approval, notice or filing listed in Schedule 6.2(o), each dated on or before the Closing Date and in a form reasonably satisfactory to Buyer;
(p)a customary payoff letter or other evidence of payment in full from each holder of any Indebtedness of the Company, each executed by all applicable parties and remaining in full force and effect on the Closing Date (each a “Payoff Letter”), which provide that upon the payment by Buyer of the amount stated in such Payoff Letter any Encumbrances (if applicable) are released;
(q)a good standing certificate, dated within five days before Closing, from the Secretary of State of the State of Delaware and each jurisdiction in which the Company is qualified to do business, each stating that the Company is in good standing therein;
(r)the Company will have in its files, at its headquarters offices, a Form I-9 that is validly and properly completed in accordance with Applicable Law for each Employee with respect to whom such form is required under Applicable Law. For each Employee whose social security number (or purported social security number) appeared on any “no-match” notification from the Social Security Administration, such Employee or the Company will have resolved in accordance with Applicable Law each discrepancy or non-compliance with Applicable Law with respect to such social security number (or, if applicable, such purported social security number);
(s)to the extent not already provided, a written Contract with any of the Group Companies, each in accordance with all Applicable Law, that assigns to such Group Company all rights to all inventions, improvements, discoveries and information relating to such Group Company from each current and former Employee and each Person (including any independent contractor) that has developed or is developing Intellectual Property for such Group Company;
(t)a certificate from a duly authorized officer of the Company, dated the Closing Date and executed by such officer, in a form reasonably satisfactory to Buyer, certifying the amounts to be withheld pursuant to Section 2.3(a)(6) (the “Withholding Certificate”);
(u)evidence of termination of the agreements listed on Exhibit 6.2(u), dated on or before the Closing Date and in a form approved in advance by Buyer;
(v)a true and correct affidavit from the Company, dated the Closing Date and executed by the Company, sworn under penalty of perjury, that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h) (the “FIRPTA Certificate”);
(w)a certificate signed by an officer of the Company, in a form approved in advance by Buyer (such approval not to be unreasonably withheld or delayed), dated the Closing Date, certifying as to (1) the full force and effect of the certificate of incorporation and bylaws (or equivalent governing documents) of the Company attached to such certificate as exhibits, (2) the accuracy and full force and effect of resolutions adopted by the board of directors of the Company regarding this Agreement, each Ancillary Agreement of the Company and the transactions contemplated hereby attached to such certificate as an exhibit and (3) the accuracy and full force and effect of the Company Stockholder Approval regarding this Agreement and the transactions contemplated hereby attached to such certificate as an exhibit;

(x)a certificate from a duly authorized officer of the Company, dated the Closing Date and executed by such officer, in a form reasonably satisfactory to Buyer, certifying the Transaction Expenses;
(y)all other documents as Buyer may reasonably request to facilitate the consummation of the transactions contemplated herein; and
(z)all other documents and items required by this Agreement to be delivered, or caused to be delivered, by the Company at Closing.
6.3    Closing Deliveries by Buyer and Merger Sub. At Closing, Buyer and Merger Sub will deliver, or cause to be delivered, the following:
(a)To the Paying Agent, payment of the Estimated Merger Consideration to the extent required and pursuant to Section 2.3 and the other applicable provisions of this Agreement;
(b)To the Company, the Certificate of Merger, dated the Closing Date and executed by Merger Sub;
(c)To the Sellers Representative, the Escrow Agreement, dated the Closing Date and executed by Buyer;
(d)To the Sellers Representative, the Paying Agent Agreement, dated the Closing Date and executed by Buyer; and
(e)all other documents and items required by this Agreement to be delivered, or caused to be delivered, by Buyer or Merger Sub at Closing.
ARTICLE 7
INDEMNIFICATION AND RESOLUTION OF CERTAIN DISPUTES
7.1    Survival. Subject to the limitations and other provisions of this Agreement, other than for Losses resulting from claims brought on the basis of fraud, willful misconduct or intentional misrepresentation, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date; provided, that the Fundamental Representations and the representations and warranties in Section 3.5 (Taxes) shall survive until the date that is 90 days after the expiration of the applicable statute of limitations for the subject matter of the underlying representation and warranty (i.e., “statute of limitations” does not mean the statute of limitations applicable to a claim for breach of contract). All covenants and agreements of the parties contained herein, including the provisions of Article 5, shall survive the Closing for the period explicitly specified therein or, in the absence of such specification, until the date that is 30 days after the expiration of the applicable statute of limitations. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
7.2    Indemnification by Sellers. Subject to the other terms and conditions of this Article 7, Sellers shall, jointly and severally, indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
(a)any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement, in any Ancillary Document or in any certificate or instrument delivered by or on behalf of Sellers or the Company pursuant to this Agreement;
(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers or the Company pursuant to this Agreement or in any Ancillary Document;
(c)any Dissenting Share to the extent that amounts determined to be due to any holder of any Dissenting Share are greater than the Per Share Closing Consideration, provided that any costs or expenses related to any proceeding arising out of any Dissenting Share (including reasonable attorneys’ fees or expenses) shall be shared equally by the Parties;
(d)any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing, to the extent not deducted from (i) the Estimated Merger Consideration in the determination of the Aggregate Closing Net Cash Consideration pursuant to Section 2.3(a) or (ii) the final determination of the Merger Consideration pursuant to Section 2.4.
(e)any inaccuracy contained in the Withholding Certificate; and
(f)regardless of any disclosures made in the Schedules or otherwise, any Pre-Closing Taxes.
7.3    Indemnification by Buyer. Subject to the other terms and conditions of this Article 7, Buyer shall indemnify and defend each of Sellers and its Affiliates and their respective representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:
(a)any inaccuracy in or breach of any of the representations or warranties of Buyer or Merger Sub contained in this Agreement, in any Ancillary Document of Buyer or Merger Sub or in any certificate or instrument delivered by or on behalf of Buyer or Merger Sub pursuant to this Agreement; and
(b)any breach or non-fulfilment of any covenant, agreement or obligation of Buyer or Merger Sub in this Agreement or in any Ancillary Document of Buyer or Merger Sub.
7.4    Certain Limitations and Other Matters Regarding Claims. The indemnification provided for in Section 7.2 and Section 7.3 shall be subject to the following limitations:
(a)Seller Limitations. Other than for Losses resulting from claims brought on the basis of fraud, willful misconduct or intentional misrepresentation, Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 7.2(a) (other than Losses arising out of any inaccuracy in or breach of any Fundamental Representation or any of the representations and warranties in Section 3.5 (Taxes)) until the aggregate amount of all Losses in respect of indemnification under Section 7.2 exceeds $250,000.00 (the “Basket”), in which event Sellers shall be required to pay or be liable for all such Losses in excess of the Basket. Other than for Losses resulting from claims brought on the basis of fraud, willful misconduct or intentional misrepresentation, the aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 7.2(a) (other than Losses arising out of any inaccuracy in or breach of any Fundamental Representation or any of the representations and warranties in Section 3.5 (Taxes)) shall not exceed the Indemnification Escrow Amount (the “Cap”). Other than for Losses resulting from claims brought on the basis of fraud, willful misconduct or intentional misrepresentation, the aggregate amount of all Losses for which each Seller shall be liable pursuant to Section 7.2(a) by reason of any inaccuracy in or breach of any Fundamental Representations or any of the representations and warranties in Section 3.5 (Taxes) or any Losses pursuant to Section 7.2(b) through (f) shall not exceed the Merger Consideration.
(b)Buyer Limitations. Other than for Losses resulting from claims brought on the basis of fraud, willful misconduct or intentional misrepresentation, Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 7.3(a) (other than Losses arising out of any inaccuracy in or breach of any Fundamental Representation) until the aggregate amount of Losses for which Buyer is obligated thereunder exceeds the Basket, provided, however, that if such aggregate amount of Losses exceeds the Basket, then Buyer will be obligated for the amount of such Losses in excess of the Deductible, subject to the other terms of this Article 7. Except in the case of actual fraud or any Liability with respect to any Fundamental Representation, Buyer’s obligations under Section 7.3(a), in the aggregate, will not exceed an amount equal to the Cap, subject to the other terms of this Article 7. Other than for Losses resulting from claims brought on the basis of fraud, willful misconduct or intentional misrepresentation, the aggregate amount of all Losses for which each Seller shall be liable pursuant to Section 7.3(a) by reason of any inaccuracy in or breach of any Fundamental Representations or any Losses pursuant to Section 7.3(b) through (c) shall not exceed the Merger Consideration.
(c)For purposes of this Article 7, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
(d)Each Indemnified Party shall use commercially reasonable efforts to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.
(e)In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages or any damages based on any type of multiple, in each case, excluding any Third Party Claims.
(f)The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement. The amount of any Losses suffered, sustained or incurred by any Indemnified Party shall be reduced by the amount such Indemnified Party actually recovers (after deducting all attorneys’ fees, expenses and other costs of recovery (including any deductible amount) and any directly resultant increase in insurance premiums of the Indemnified Party) from any insurer (excluding self-insurance or captive insurance) or other Person then liable for such Losses.
(g)If any Indemnified Party receives any amounts under insurance coverage (excluding self-insurance or captive insurance) or from any Person, with respect to Losses sustained at any time subsequent to any payment for those Losses to such Indemnified Party pursuant to this Article 7, then such Indemnified Party shall promptly reimburse the applicable Indemnifying Party (to an account designated by such Indemnifying Party) for any payment made up to such amount received under insurance coverage with respect to such Losses (subject to the limitations set forth in subsection (d) above).
(h)Any Losses for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach or inaccuracy of more than one representation, warranty, covenant, or agreement of this Agreement or any Ancillary Agreements.
(i)Apportionment of Obligations and Contribution Among the Sellers.
(1)Apportionment of Obligations Among the Sellers. The indemnification obligations of the Sellers under and in connection with this Agreement are joint and several obligations, but (i) among the Sellers will be apportioned and paid in proportion to their Pro Rata Portions (including after Closing for breach of any representation or warranty of the Group Companies in Article 3) and (ii) obligations under this Article 7 for a breach by any Seller of any representation, warranty, covenant or agreement of such Seller in any Ancillary Document of such Seller will ultimately be only the obligation of such breaching Seller (and not the obligation of any other Seller); provided, however, that for the indemnification obligations of the Sellers; provided, however, that with respect to (i) above, Buyer shall have the right to initially recover the entire payment related to any obligations of the Sellers under and in connection with this Agreement from Hanrahans, LLC (or Mike Hanrahan directly, in the event Hanrahans LLC does not promptly make such payment, solely to the extent that Hanrahans, LLC would have been otherwise liable) (and following such payment, Hanrahans LLC shall have the right to recover all payments in excess of its Pro Rata Portion from the remaining Sellers, paid by such remaining Sellers in accordance with their respective Pro Rata Portions).
(2)Contribution by the Sellers to Achieve Proper Allocation. Notwithstanding any other term herein, without limiting any rights and remedies of Buyer hereunder, if any Seller pays or becomes obligated to pay any indemnification and such payment is not paid by the Sellers in proportion to each Seller’s obligation therefor (including if a Seller initially pays for any such obligation that is not an obligation of such Seller), then (without limiting any obligation of a Seller pursuant to the Ancillary Documents of a Seller) each Seller agrees that each Seller that paid less than such Seller’s proper obligation therefor, within three Business Days thereafter, will contribute immediately available funds to each Seller that paid more than its obligation therefor such that, after making such contribution payments, each Seller has paid its proper obligation therefor. No Seller’s breach of this Section 7.3(i) will in any way affect Buyer’s right to indemnification hereunder or Buyer’s right to receive such indemnification from each Seller pursuant to the terms of this Agreement and no Seller will use another Seller’s breach of this Section 7.3(i) as a defense against any claim of Buyer hereunder.
7.5    Indemnification Procedures. The party making a claim under this Article 7 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article 7 is referred to as the “Indemnifying Party”.
(a)If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.3) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(b)Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, unless a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim.
(c)Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
In the event of any conflict between this Section 7.5 and Section 5.3(e), the provisions of Section 5.3(e) shall govern.
7.6    Effect of Merger Consideration Adjustment. To avoid double counting, any Loss for which a Person would otherwise be obligated to provide indemnification hereunder will be offset to the extent (but only to the extent) such Loss is reflected in the adjustments to the Merger Consideration under Article 2.
7.7    Indemnification Adjusts Merger Consideration for Tax Purposes. Indemnification payments under this Agreement will be treated (including retroactively) as adjustments to the Merger Consideration for Tax purposes to the extent permitted under Applicable Law.
7.8    Reconciliation Escrow Amount and Indemnification Escrow Amount; Indemnification Escrow Amount Release Date.
(a)To secure certain obligations of the Sellers hereunder, the Reconciliation Escrow Amount and the Indemnification Escrow Amount will be deposited into an escrow account pursuant to Section 2.3(a) and the terms of an Escrow Agreement substantially in the form attached hereto as Exhibit 7.8(a) (the “Escrow Agreement”). The Reconciliation Escrow Amount will be used only for matters arising out of, or relating to or resulting from Section 2.4. The Indemnification Escrow Amount may be used for matters arising out of, relating to or resulting from Section 2.4 to the extent the Reconciliation Escrow Amount has been depleted. Subject to the terms of this Agreement and the Escrow Agreement (and without limiting any Seller’s obligation under Section 7.4(i)(1)), Buyer may seek disbursement for any Seller’s indemnification obligation hereunder from the Indemnification Escrow Amount, without regard to whether several and not joint. Disbursements from such escrow account will occur pursuant to the applicable terms of this Agreement and the Escrow Agreement.
(b)Within three Business Days following the date which is 18 months following the Closing Date (the “Release Date”), all of the then-remaining Indemnification Escrow Amount in excess of any amounts with respect to (A) which Indemnified Parties have asserted a claim that has been resolved in favor of the Indemnified Party for which the Indemnified Party has not yet received disbursement from the Indemnification Escrow Amount, and (B) any claims of Indemnified Parties for indemnification under this Agreement that have been properly and timely submitted but remain unresolved (all such claims in subsections (A) and (B) being hereinafter referred to as a “Pending Claim”) shall be released to the Sellers, Optionees, Restricted Stock Holders and SAFE Holders in proportion to their Pro Rata Portions, and promptly upon resolution pursuant to the Escrow Agreement and Section 7.5 of any Pending Claims existing as of the Release Date, all of the then-remaining Indemnification Escrow Amount that would have been released from the Indemnification Escrow Amount to Sellers, Optionees, Restricted Stock Holders and SAFE Holders as of the Release Date in the absence of such Pending Claim that is not payable to Indemnified Parties in accordance with such resolution along with all remaining accrued interest shall be released to the Sellers, Optionees, Restricted Stock Holders and SAFE Holders in proportion to their Pro Rata Portions.
ARTICLE 8
CERTAIN GENERAL TERMS AND OTHER AGREEMENTS
8.1    Notices. All notices or other communications required or permitted to be given hereunder will be in writing and will be (a) delivered by hand, (b) sent by United States registered or certified mail, (c) sent by nationally recognized overnight delivery service for next Business Day delivery, or (d) email of a PDF document (provided the recipient has acknowledged receipt of such email) in each case as follows:

(1)    if to any Seller or Sellers Representative (at any time), then to Sellers Representative, to:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com
with a copy to: Saul Ewing LLP 8th Floor 1919 Pennsylvania Avenue, N.W., Suite 550 Washington, DC, 20006 Attention: Jay Reilly Email: Jay.Reilly@saul.com
(2) if to Buyer or Merger Sub, to: Workiva Inc. 2900 University Boulevard Ames, Iowa 50010 Attention: Brandon Ziegler Email: brandon.ziegler@workiva.com	with a copy to: Faegre Drinker Biddle & Reath LLP 320 South Canal Street Chicago, Illinois 60606 Attention: Adam Weinstock Email: adam.weinstock@faegredrinker.com
Such notices or communications will be deemed given (A) if so delivered by hand, when so delivered, (B) if so sent by mail, three Business Days after mailing, or (C) if so sent by overnight delivery service, one Business Day after delivery to such service. A Party may change the address to which such notices and other communications are to be given by giving each other Party notice in the foregoing manner. Any such notice or other communication given to Sellers Representative, following Closing, will constitute giving such notice or other communication to all Sellers.
8.2    Expenses. Except as is expressly stated otherwise herein, each Party and each Seller will bear its own costs and expenses incurred in connection with the transactions contemplated herein.
8.3    Interpretation; Construction. In this Agreement:
(a)the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement;
(b)the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph or Section where they appear);

(c)terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise;
(d)unless expressly stated herein to the contrary, reference to any document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof;
(e)unless expressly stated herein to the contrary, reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder;
(f)the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”;
(g)“or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; and “with respect to” any item includes the concept “of,” “under” or “regarding” such item or any similar relationship regarding such item;
(h)unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto;
(i)unless expressly stated herein to the contrary, reference to an Article, Section, Schedule or Exhibit is to an article, section, schedule or exhibit, respectively, of this Agreement;
(j)all dollar amounts are expressed in United States dollars and will be paid in cash (unless expressly stated herein to the contrary) in United States currency;
(k)when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day;
(l)with respect to all dates and time periods in or referred to in this Agreement, time is of the essence;
(m)any reference to a State of Delaware legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than the State of Delaware, be deemed to include a reference to what most nearly approximates in that jurisdiction to the State of Delaware legal term; and
(n)the Parties participated jointly in the negotiation and drafting of this Agreement and the documents relating hereto, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and such other documents and each Party and each Party’s counsel has reviewed and revised (or had ample opportunity to review and revise) this Agreement and such other documents; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and such other documents will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof.

8.4    Parties in Interest; Third Party Beneficiaries. Each Seller, each of the Buyer Indemnitees, and each of the Seller Indemnitees is a third party beneficiary hereof. Other than the Sellers, the Buyer Indemnitees, and the Seller Indemnitees, or as expressly stated in this Agreement, there is no third party beneficiary hereof and nothing in this Agreement (whether express or implied) will or is intended to confer any right or remedy under or by reason of this Agreement on any other such Person (including any employee), except for each Party, the Sellers and their respective permitted successors and assigns.
8.5    Governing Law. This Agreement and each Ancillary Document will be construed and enforced in accordance with the substantive laws of the State of Delaware without reference to principles of conflicts of law.
8.6    Jurisdiction, Venue and Waiver of Jury Trial. EXCEPT TO THE EXTENT STATED OTHERWISE IN SECTION 2.4, EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (UNLESS THE COURT OF CHANCERY OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, IN WHICH CASE, IN ANY FEDERAL COURT WITHIN THE STATE OF DELAWARE AND ANY FEDERAL APPELLATE COURT THEREFROM), IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH PARTY AGREES NOT TO COMMENCE, OR COOPERATE IN OR ENCOURAGE THE COMMENCEMENT OF, ANY SUCH PROCEEDING, EXCEPT IN SUCH A COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE THEREIN OF SUCH A PROCEEDING. EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY JURISDICTION BY SUIT ON THE JUDGMENT OR BY ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN ANY SUCH PROCEEDING.
8.7    Entire Agreement; Amendment; Waiver. This Agreement, including the Schedules and the Ancillary Documents, constitutes the entire Agreement between the Parties pertaining to the subject matter herein and supersedes any prior representation, warranty, covenant or agreement of any Party regarding such subject matter. No supplement, modification or amendment hereof will be binding unless expressed as such and executed in writing by each Party (except as contemplated in Section 8.9). Except to the extent as may otherwise be stated herein, no waiver of any term hereof will be binding unless expressed as such in a document executed by the Party making such waiver. No waiver of any term hereof will be a waiver of any other term hereof, whether or not similar, nor will any such waiver be a continuing waiver beyond its stated terms. Except to the extent as may otherwise be stated herein, failure to enforce strict compliance with any term hereof will not be a waiver of, or estoppel with respect to, any existing or subsequent failure to comply.
8.8    Assignment; Binding Effect. Neither this Agreement nor any right or obligation hereunder will be assigned, delegated or otherwise transferred (by operation of law or otherwise) by any Party without the prior written consent of each other Party (which consent will not be unreasonably withheld), except that each Party will have the right to assign or otherwise transfer this Agreement or any right hereunder or delegate any obligation hereunder to (a) a Person that does all of the following: (1) acquires or otherwise succeeds to all or substantially all of such Party’s business and assets; (2) assumes all of such Party’s obligations hereunder or such Party’s obligations hereunder that arise after such assignment, delegation or transfer; and (3) agrees to perform or cause performance of all such assumed obligations when due; or (b) any of its Affiliates; provided that no such assignment, delegation or transfer under clause (a) or (b) above will relieve the assigning, delegating or transferring Party of any obligation hereunder. This Agreement will be binding on and inure to the benefit of the respective permitted successors and assigns of the Parties. Any purported assignment, delegation or other transfer not permitted by this Section 8.8 is void.
8.9    Severability; Blue Pencil. The terms of this Agreement will, where possible, be interpreted and enforced so as to sustain their legality and enforceability, read as if they cover only the specific situation to which they are being applied and enforced to the fullest extent permissible under Applicable Law. If any term of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, then all other terms of this Agreement will nevertheless remain in full force and effect, and such term automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by Applicable Law, but as close to the Parties’ original intent as is permissible.
8.10    Counterparts. This Agreement may be executed in counterparts (including via .pdf), each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be delivered by facsimile or other electronic means (including via .pdf), and the receiving Party may rely on the receipt of such documents so delivered as if the original had been received.
8.11    Sellers Representative and Related Matters.
(a)Appointment and Powers. By virtue of a Seller’s execution and delivery of a Joinder and Letter of Transmittal and by the adoption of the Merger, and by receiving the benefits thereof, including any consideration payable hereunder and without any Seller needing to take any further act, such Seller irrevocably constitutes and appoints Sellers Representative, as of Closing, as sole, exclusive and true and lawful agent, representative and attorney-in-fact for all purposes in connection with this Agreement and any related agreements for such Seller and for each other applicable Seller with full power of substitution or resubstitution, solely for the purposes set forth in this Agreement and such Joinder and Letter of Transmittal. This power of attorney will not be affected by and will survive the subsequent death, disability or incapacity of each of the Sellers. Except where explicitly set forth, Sellers Representative has the sole and exclusive right and authority to act for, in the name of and on behalf of each Seller under any Joinder and Letter of Transmittal, this Agreement, the Paying Agent Agreement and the Escrow Agreement and in connection with any transaction or action contemplated herein or therein. Each Seller will be absolutely and irrevocably bound by all statements, directions, instructions, actions, representations, decisions and determinations of Sellers Representative in such capacity. Sellers Representative may, and is permitted to, act in Sellers Representative’s capacity as Sellers Representative in a manner that Sellers Representative believes to be in the best interest of each Seller (consistent with this Agreement, Paying Agent Agreement and the Escrow Agreement).
(b)Resignation and Replacement of Sellers Representative. Sellers Representative may resign at any time, or be removed by the advisory committee (the “Advisory Committee”) that has been established by the Sellers pursuant to the engagement letter with Shareholder Representative Services LLC. If the Sellers Representative shall resign or be removed, the Sellers shall (by consent of those Persons entitled to at least a majority of the economic interests in the remaining portion of the Sellers Expense Amount), within 10 days after such resignation or removal, appoint a successor to the Sellers Representative. Any such successor shall succeed the former Sellers

Representative as the Sellers Representative hereunder. No bond will be required of Sellers Representative. Sellers Representative will promptly inform Buyer of any such resignation or other change.
(c)Indemnification and Reimbursement. The Sellers Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Sellers Representative shall not be liable for any action or omission pursuant to the reasonable advice of outside counsel unless the Sellers Representative acted with gross negligence or willful misconduct. The Advisory Committee will incur no liability in connection with its services pursuant to this Agreement and any related agreements, solely in its capacity as an advisory committee member and not in its individual capacity as a Seller in which it will still have liability consistent with the language herein. The Sellers, acting through the Advisory Committee, shall indemnify the Sellers Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred, within thirty (30) days after receipt of a detailed invoice (such detail to be reasonably acceptable to the Advisory Committee, with such agreement not to be unreasonably withheld), not to be submitted more frequently than once per month)) for such Representative Losses; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Sellers Representative, the Sellers Representative will reimburse the Sellers the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Sellers Representative from (i) the funds in the Expense Fund, and (ii) any other funds that become payable to the Sellers under this Agreement at such time as such amounts would otherwise be distributable to the Sellers; provided, that while the Sellers Representative may be paid from the aforementioned sources of funds, this does not relieve the Sellers from their obligation to promptly pay such Representative Losses as they are suffered or incurred. Notwithstanding the following, Sellers Representative will recover losses from the Expense Fund prior to other sources of recovery, unless reimbursement from the Expense Fund is not timely made to the Sellers Representative for any reason, in which the Sellers Representative is permitted to recover from any other funds that become payable to the Sellers under this Agreement at such time as such amounts would otherwise be distributable to the Sellers. In no event will the Sellers Representative be required to advance its own funds on behalf of the Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Sellers Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Sellers Representative or the termination of this Agreement.
(d)Expense Fund. Upon the Closing, the Company will wire $250,000 (the “Expense Fund”) to the Sellers Representative, which will be used for any expenses incurred by the Sellers Representative or the Advisory Committee. The Advisory Committee shall be entitled to hire such legal, accounting and business advisors as it deems appropriate and the fees for such advisors shall be paid for from the Expense Fund. Prior to Sellers Representative incurring cost in excess of $5,000 on behalf of the Sellers, Sellers Representative will solicit the approval of the Advisory Committee prior to incurring such cost and engaging counsel or other experts on behalf of Sellers. Sellers Representative agrees that it will not use the Expense Fund for compensation, unless otherwise agreed between the Advisory Committee and Sellers Representative. The Sellers will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Sellers Representative any ownership right that they may otherwise have had in any such interest or earnings. The Sellers Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Sellers Representative’s responsibilities, the Sellers Representative will deliver any remaining balance of the Expense Fund to the Paying Agent for further distribution to the Sellers in an amount equal to (i) the percentage set forth next to such holder’s name on Exhibit 1.6 corresponding to the column applicable to the release of the Expense Fund, multiplied by (ii) the total amount to be paid for the release of the Expense Fund. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Sellers at the time of Closing. In the event of a determination by the Sellers Representative or the Advisory Committee in the sole discretion of either that foreseeable expenses are likely to exceed amounts remaining in the Expense Fund, by virtue of each Seller’s execution and delivery of a Joinder and Letter of Transmittal and by the adoption of the Merger, and by receiving the benefits thereof, including any consideration payable hereunder and without any Seller needing to take any further act, each such Seller agrees to wire its Pro Rata Portion of any additional amounts needed for the Expense Fund as may be requested by either the Sellers Representative or the Advisory Committee within thirty (30) days of such Seller’s receipt of such request.
(e)Reliance and Certain Acknowledgements and Agreements. Buyer, Merger Sub and the Surviving Corporation will be entitled to conclusively and absolutely rely, without inquiry, on all statements, actions, representations and decisions of Sellers Representative as being the binding acts of all the Sellers or any Seller (as applicable), notwithstanding any communication from any Seller or any equity holder of any Seller to the contrary (other than communication regarding replacement of Sellers Representative pursuant to the terms of a Joinder and Letter of Transmittal and this Agreement). Other than as expressly set forth in this Agreement, Buyer’s, Merger Sub’s or the Surviving Corporation’s obligation to make any payment to or for the benefit of any Seller under or in connection with this Agreement or the Escrow Agreement is to make such payment to Paying Agent for further distribution to the Sellers, as described in this Agreement, Paying Agent Agreement or the Escrow Agreement. If such payment is properly made, then Buyer, Merger Sub or the Surviving Corporation will be entitled to rely conclusively and without independent verification on Paying Agent making further payment, and Paying Agent will make all of such payments, each in the proper amount, to the proper Persons.
(f)Actions by Sellers Representative. Subject to complying with any terms and conditions that may be set forth in the engagement letter with Shareholder Representative Services LLC, the actions taken by Sellers Representative may include, but are not limited to: (1) giving and receiving notices and communications pursuant to this Agreement, any Joinder and Letter of Transmittal, or the Escrow Agreement and making and receiving service of process in any Proceeding arising out of or related to this Agreement, any Joinder and Letter of Transmittal, or the Escrow Agreement, and instituting, conducting or defending any Proceeding; (2) agreeing to, negotiating, entering into settlements and compromises of, and demanding and conducting dispute resolution with respect to, any Proceeding or other dispute arising out of or related to this Agreement, any Joinder and Letter of Transmittal or the Escrow Agreement, and complying with orders of courts and awards of arbitrators with respect to such matters; (3) effecting any amendment to this Agreement or the Escrow Agreement that Sellers Representative deems necessary or desirable; (4) executing and delivering on behalf of any Seller any document that may be executed and delivered pursuant to this Agreement, any Joinder and Letter of Transmittal or the Escrow Agreement; and (5) taking all actions necessary or appropriate in the judgment of Sellers Representative for the accomplishment of the foregoing.

ARTICLE 9
CERTAIN DEFINITIONS
“Accounts Receivable” is defined in Section 3.22.
“Action” means any claim, audit, action, assessment, cause of action, examination, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding (including arbitration proceedings), litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Actual Cash” is defined in Section 2.4(a).
“Actual Indebtedness” is defined in Section 2.4(a).
“Actual Net Working Capital” is defined in Section 2.4(a).
“Actual Transaction Expenses” is defined in Section 2.4(a).
“Advisory Committee” is defined in Section 8.11(b).
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.
“Aggregate Closing Net Cash Consideration” is defined in Section 2.3(a).
“Aggregate Option Exercise Amount” means the aggregate dollar amount that would be received by the Company as purchase price upon the full exercise (and not any net exercise) of all Options outstanding immediately prior to the Merger Effective Time.
“Agreement” is defined in the first paragraph of this Agreement.
“Ancillary Document” means, with respect to a Person, any document executed and delivered by or on behalf of such Person or any Affiliate of such Person, in connection with the execution and delivery of this Agreement or Closing, pursuant to the terms of this Agreement (but not including this Agreement).
“Annual Balance Sheet” is defined in Section 3.4(a)(1).
“Annual Balance Sheet Date” is defined in Section 3.4(a)(1).
“Annual Financial Statements” is defined in Section 3.4(a)(1).
“Applicable Law” means any applicable provision of any constitution, treaty, statute, law (including the common law), rule, regulation, ordinance, code or order enacted, adopted, issued or promulgated by any Governmental Authority.
“Arbitrator” is defined in Section 2.4(c).

“Basket” is defined in Section 7.4(a).
“Business” is defined in the Recitals.
“Business Day” means any day, other than a Saturday or Sunday and other than a day that banks in the State of New York are generally authorized or required by Applicable Law to be closed.
“Buyer” is defined in the first paragraph of this Agreement.
“Buyer Indemnitees” is defined in Section 7.2.
“Buyer Plans” is defined in Section 5.8.
“Cap” is defined in Section 7.4(a).
“Cash” means, with respect to any Person, the aggregate amount of cash and cash equivalents (in USD) held by such Person, as determined in accordance with GAAP, consistently applied.
“Certificate of Merger” is defined in Section 1.2.
“Closing” is defined in Section 6.1.
“Closing Date” is defined in Section 6.1.
“COBRA” is defined in Section 3.16(f).
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” is defined in the Recitals.
“Company” is defined in the first paragraph of this Agreement.
“Company Data” is defined in Section 3.26(c).
“Company Employee” is defined in Section 5.12.
“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Group Companies.
“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which any of the Group Companies is a party, beneficiary or otherwise bound, other than standard licenses included in Contracts with customers and suppliers entered in the Ordinary Course of Business and any non-exclusive license for the use of any commercially available off-the-shelf software which was entered into in the Ordinary Course of Business of any of the Group Companies.
“Company IP Registrations” means all of the Group Companies’ Intellectual Property that is subject to any issuance, registration or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.
“Company Stockholder Approval” means the affirmative vote of at least 51% of the voting power of the outstanding shares of (i) Common Stock in favor of the approval of this Agreement and the Merger in accordance with the DGCL and the Organizational Documents of the Company and (ii) Preferred Stock, including the affirmative vote of Tapestry VC Fund II, LP, in favor of the approval of this Agreement and the Merger in accordance with the DGCL and the Organizational Documents of the Company.
“Computer System” is defined in Section 3.13(k).
“Confidentiality Agreement” is defined in Section 5.2(a).
“Contract” means any contract, agreement, purchase order, warranty or guarantee, license, use agreement, statement of work, lease (whether for real estate, a capital lease, an operating lease or other), instrument or note, in each case that creates a legally binding obligation, and in each case whether oral or written.
“D&O Tail Policy” is defined in Section 5.8.
“Data Room” means the electronic documentation site titled “Workiva Diligence” and hosted by Sharepoint.
“DGCL” is defined in Section 1.1.
“Direct Claim” is defined in Section 7.5(c).
“Disclosure Schedules” is defined in the Preamble to Article 3.
“Dissenting Share” is defined in Section 1.7.
“Dissenting Per Share Payment” is defined in Section 1.7.
“Dissenting Stockholder” is defined in Section 1.7.
“Downward Merger Consideration Adjustment” is defined in Section 2.4(f)(2).
“Employee” means any Person employed by any Group Company or employed by any professional employer organization and any Group Company under any joint employer or co-employment arrangement on or prior to the Closing Date.
“Employee Plan” means any “employee benefit plan” (as such term is defined in section 3(3) of ERISA, whether or not subject to ERISA) and any pension, profit sharing, retirement, employee stock ownership, stock purchase, stock option, equity or equity-based program, bonus, incentive, compensation, executive compensation, deferred compensation, life, health, dental, accident, disability, welfare insurance, severance, separation, vacation, paid time off, sick leave, paid time off, fringe benefit and any other benefit or compensation plan, practice, policy, agreement or arrangement of any kind; in the case of each of the foregoing, whether written or oral, sponsored, maintained or contributed to by any Group Company or any of their respective ERISA Affiliates, or sponsored or maintained by a professional employer organization for the benefit of (or under which any Group Company or any of their respective ERISA Affiliates has any obligation, whether absolute or contingent, to, including any obligation to pay or fund such benefits) any current or former non-employee directors, equity holders, members or Employees, consultants, contractors, workers or other service providers (including any beneficiary or dependent of such individual) of any Group Company or any of their respective ERISA Affiliates, or under or with respect to which any Group Company has any current or contingent Liability or obligation, including on account of an ERISA Affiliate.
“Employer Obligation Amount” means the aggregate amount of the employer Tax obligations (including any employer Taxes and any employee or other withholding Tax obligations) for Payroll Payments for any payments to be made under this agreement, including payment of the Estimated Merger Consideration, an Upward Merger Consideration Adjustment, or the release of the Reconciliation Escrow, the Indemnification Escrow, or the Expense Fund.
“Encumbrance” means any mortgage, claim, pledge, security interest, charge, lien, option or other right to purchase.
“Environmental Law” means any applicable federal, state or local law or other legal requirement relating to pollution or protection of the environment, including any law relating to any emission, discharge, release or possible release of any pollutant, contaminant, hazardous or toxic material, substance or waste into air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any pollutant, contaminant or hazardous or toxic material, substance or waste.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any corporation, trade or business (whether or not incorporated) that, together with any Group Company, is or at any relevant time has been or would be treated as a single employer under Section 414 of the Code or Section 4001(a) of ERISA.
“Escrow Agent” means JPMorgan Chase & Co.
“Escrow Agreement” is defined in Section 7.8(a).
“Escrow Amounts” means the Indemnity Escrow Amount and the Reconciliation Escrow Amount.
“Estimated Cash” is defined in Section 2.2.
“Estimated Indebtedness” is defined in Section 2.2.
“Estimated Merger Consideration” is defined in Section 2.2.
“Estimated Net Working Capital” is defined in Section 2.2.
“Estimated Transaction Expenses” is defined in Section 2.2.
“Existing Representation” or “Existing Representations” is defined in Section 5.13.
“Expense Fund” is defined in Section 8.11(d).

“Financial Statements” is defined in Section 3.4(a)(2).
“FIRPTA Certificate” is defined in Section 6.2(v).
“Foreign Official” is defined in Section 3.20.
“Fully Diluted Share Number” means the sum (without duplication) of (a) the aggregate number of shares of the Common Stock outstanding immediately prior to the Merger Effective Time, (b) the aggregate number of shares of the Common Stock into which the Preferred Stock outstanding immediately prior to the Merger Effective Time are convertible immediately prior to the Merger Effective Time, (c) the aggregate number of shares of Common Stock purchasable under or otherwise subject to the Vested Options outstanding immediately prior to the Merger Effective Time, (d) the aggregate number of shares of the Vested Restricted Stock outstanding immediately prior to the Merger Effective Time are subject to immediately prior to the Merger Effective Time and (e) the aggregate number of shares of Common Stock into which the SAFE Notes outstanding immediately prior to the Merger Effective Time are convertible immediately prior to the Merger Effective Time.
“Fundamental Representation” means Section 3.1 (Organization and Good Standing), Section 3.2 (Capitalization), Section 3.3 (Authority and Authorization; Conflicts; Consents), Section 3.28 (Brokers), Section 4.1 (Organization and Good Standing), Section 4.2(a) (Authority and Authorization) and Section 4.3 (Brokers).
“Fund Flow” is defined in Section 2.3(b)(2).
“GAAP” means generally accepted United States accounting principles.
“GDPR” means EU Regulation 2016/679 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data and/or, where applicable in relation to the UK only, the 'UK GDPR' as the provisions of the foregoing regulation are saved and incorporated into United Kingdom law by the European Union (Withdrawal) Act 2018 and as modified by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019.
“Governmental Authority” means any: (a) nation, state, county, city, district or other similar jurisdiction of any nature; (b) federal, state, local or foreign government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, commission, bureau, instrumentality, department, official, entity, court or tribunal); (d) multi-national organization or body; or (e) body or other Person entitled by Applicable Law (or by Contract with the Parties) to exercise any arbitrative, administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, including, for the avoidance of doubt, “supervisory authorities” as defined in the GDPR.
“Group Companies” means the Company and each of its Subsidiaries.
“Indebtedness” means any obligation or other Liability under or for any of the following (excluding any trade payable incurred in the Ordinary Course of Business of the Group Companies): (a) indebtedness for borrowed money (including if guaranteed or for which a Person is otherwise liable or responsible, including an obligation to assume indebtedness); (b) obligation evidenced by a note, bond, debenture or similar instrument (including a letter of credit); (c) surety bond; (d) any and all unpaid Pre-Closing Taxes of or payable by the Group Companies (or for which they are otherwise liable) regardless of when due, which shall (i) be determined on a jurisdiction by jurisdiction basis, (ii) not be less than zero in any jurisdiction or with respect to any taxable period, and (iii) include all Tax liabilities of or payable by the Group Companies that would arise under Section 951 or Section 951A of the Code if the taxable year of each of the Group Companies that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code ended as of the end of the Closing Date and no election under Section 965(h) has been made), (e) swap or hedging Contract; (f) capital lease; (g) banker acceptance; (h) purchase money mortgage, indenture, deed of trust or other purchase money lien or conditional sale or other title retention agreement; (i) indebtedness secured by any mortgage, indenture or deed of trust upon any asset; (j) the amount of the deferred or unpaid purchase price of any property, services or securities; or (k) additional interest, fee or other expense regarding any of the foregoing.
“Indemnified Party” is defined in Section 7.5.
“Indemnifying Party” is defined in Section 7.5.
“Initial Merger Consideration” is defined in Section 2.1.
“Insurance Policy” is defined in Section 3.14(a).
“Intellectual Property” means, in any jurisdiction in the world and enforceable anywhere in the world (whether or not the same are registered or capable of registration), any: (a) invention (whether patentable or unpatentable and whether or not reduced to practice) or improvement thereto, patent (including supplementary protection certificates and the right to claim priority), patent application or patent disclosure, together with any reissuance, continuation, continuation-in-part, revision. extension or reexamination thereof; (b) trademark, registered designs, utility models, design rights, get up, service mark, trade dress, logo, slogan, trade name, entity name, internet domain name or right in any telephone number, together with any translation, adaptation, derivation or combination thereof (and including any goodwill associated therewith); (c) copyrightable work or works protected by copyright; (d) mask work; (e) trade secret or confidential business information (including any idea, research or development, know-how, formula, composition, manufacturing or production process or technique, technical data, design, drawing, specification, customer or supplier list, pricing or cost information or business or marketing plan or proposal); (f) computer software (including source code, executable code, data, database or related documentation); (g) advertising or promotional material; (h) other proprietary right or other intangible asset; (i) copy or tangible embodiment of any of the foregoing (in whatever form or medium); (j) passwords or usernames or any other account access information; or (k) application, registration or renewal or for the protection of any of the foregoing.
“Interim Balance Sheet” is defined in Section 3.4(a)(2).
“Interim Balance Sheet Date” is defined in Section 3.4(a)(2).
“Interim Financial Statements” is defined in Section 3.4(a)(2).
“IP Assignment Agreement” or “IP Assignment Agreements” is defined in Section 6.2(g).
“Irish Subsidiary” means Sustain.Life Ventures Ireland Limited, a company incorporated in Ireland with company number 681696.
“IRS” means the United States’ Internal Revenue Service.
“Joinder and Letter of Transmittal” is defined in Section 1.8(a).

“Knowledge” means, with respect to the Company, the actual or constructive knowledge of Annalee Bloomfield, Mike Hanrahan, Patrick Campagnano, Mark Schechter and Deborah Guagliardo, and what each such individual should have known after a reasonable inquiry of each such individual’s direct reports.
“Liability” means any liability or obligation of any kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).
“Loss” means any claim, demand, loss, fine, interest, Tax, penalty, assessment, cost or expense (including reasonable attorneys’ fees or expenses), damage or any other Liability.
“Major Contract” or “Major Contracts” is defined in Section 3.8(a).
“Malicious Instructions” is defined in Section 3.26(b).
“Material Adverse Effect” means, with respect to any business or Person (as applicable), any incident, condition, change, effect or circumstance that, individually or when taken together with all such incidents, conditions, changes, effects or circumstances in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on such business or on the business, operations, condition (financial or otherwise), and assets of such Person and its subsidiaries taken as a whole, (other than (1) changes in economic conditions generally in the United States, (2) conditions generally affecting any of the industries in which such business or such Person participates, (3) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (4) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (5) any action taken (or omitted to be taken) by the Company with the consent of or at the request of Buyer; (6) any matter of which Buyer is aware on the date hereof; (7) any changes in Applicable Laws; (8) awareness of the pendency of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (9) any natural or man-made disasters or acts of God; and (10) pandemic and epidemics; provided that with respect to clauses (1) and (2), the changes or conditions do not have a materially disproportionate effect (relative to other participants in such industries)) or (b) materially and adversely affects the ability of the Company or any Seller to consummate the transactions contemplated herein.
“Material Customer” or “Material Customers” is defined in Section 3.19(a).
“Material Supplier” or “Material Suppliers” is defined in Section 3.19(a).
“Merger” is defined in Section 1.1.
“Merger Consideration” is defined in Section 2.1.
“Merger Effective Time” is defined in Section 1.2.
“Merger Sub” is defined in the first paragraph of this Agreement.
“Net Working Capital” is defined in Section 2.4(h).
“Non-U.S. Plan” is defined in Section 3.16(k).

“Notice of Disagreement” is defined in Section 2.4(b).
“Open Source License” is defined in Section 3.25.
“Option” is defined in the Recitals.
“Optionee” is defined in the Recitals.
“Order” means any order, writ, injunction, decree, judgment, award or determination of or from, or Contract with, any Governmental Authority or similar binding decision of any arbitration (or similar Proceeding).
“Ordinary Course of Business” means, with respect to a Person, the ordinary and usual course of normal day-to-day operations of such Person, consistent with such Person’s past practice.
“Organizational Document” means, for any Person: (a) the articles or certificate of incorporation, formation or organization (as applicable) and the by-laws, articles of association or similar governing document of such Person; (b) any limited liability company agreement, partnership agreement, operating agreement, stockholder agreement, voting agreement, voting trust agreement or similar document of or regarding such Person; (c) any other charter or similar document adopted or filed in connection with the incorporation, formation, organization or governance of such Person; (d) any Contract regarding the governance of such Person or the relations among any of its equity holders with respect to such Person; or (e) any amendment to any of the foregoing.
“Party” means the Company, Buyer, Merger Sub and Sellers Representative.
“Paying Agent” means Acquiom Financial LLC, a Colorado limited liability company.
“Paying Agent Agreement” means the agreement, by and among the Parties and the Paying Agent.
“Paying Agent Payment” means any portion of Merger Consideration for which there is no employer or employee payroll Tax or withholding obligation with respect to the recipient thereof.
“Paying Agent Payment Recipient” means any Person in their capacity as the recipient of a Paying Agent Payment.
“Payoff Letter” is defined in Section 6.2(p).
“Payroll Payment” means any portion of Merger Consideration for which there is an employer or employee payroll Tax or withholding obligation with respect to the recipient thereof.
“Payroll Payment Recipient” means any Person in their capacity as the recipient of a Payroll Payment (for the avoidance of doubt, excluding any current or former 4Sided employees).
“Pending Claim” is defined in Section 7.8(a).
“Per Share Closing Consideration” means the amount determined by dividing (a) the amount equal to (1) the Aggregate Closing Net Cash Consideration, plus (2) the Aggregate Option Exercise Amount by (b) the Fully Diluted Share Number.

“Permit” means any license, permit, registration or similar authorization from a Governmental Authority.
“Permitted Encumbrance” means any Encumbrance for any Tax, assessment or other governmental charge that is not yet due and payable or that may thereafter be paid without penalty.
“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trustee or trust, joint venture, unincorporated organization or any other business entity or association or any Governmental Authority.
“Personal Information” means any information that identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person (including, without limitation, Company employees) and any “personal data” as such term is defined in the GDPR.
“Pre-Closing Straddle Period” is defined in Section 5.3(c).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.
“Pre-Closing Tax Return” is defined in Section 5.7(a).
“Pre-Closing Taxes” means any and all (a) Taxes of or payable by the Group Companies (or for which they are otherwise liable) for any and all Pre-Closing Tax Periods regardless of when payable, including any Taxes attributable to any “subpart F income” within the meaning of Section 951(a) or 952 of the Code (or any comparable provision of other Applicable Law) or “global intangible low-taxed income” within the meaning of Section 951A of the Code (or any comparable provision of other Applicable Law) with respect to any Group Company with respect to any Pre-Closing Tax Period, (b) Taxes of or payable by the Group Companies with respect to the transactions contemplated by this Agreement and the Ancillary Documents, (c) Taxes of the Stockholders, the SAFE Holders and the Optionees, including those arising directly or indirectly as a result of the transactions contemplated by this Agreement and the Ancillary Documents, (d) Taxes of any member of an affiliated, combined, consolidated, unitary or other Tax group of which a Group Company is or was a member on or prior to the Closing Date, (e) Taxes of any other Person imposed on or payable by the Group Companies arising under the principles of transferee or successor Liability, by Contract or otherwise, relating to an event or transaction occurring before the Closing Date, (f) Transfer Taxes required to be borne by the Stockholders under this Agreement, (g) Taxes of or payable by the Buyer or the Group Companies (or for which any of the foregoing are otherwise liable) as a result of such Person (or one or more of its agent(s) (including the Paying Agent)) having made payments or reported amounts on Tax Returns in accordance with Exhibit 1.6, 1.12 or 1.13 (or any direction provided to an agent on the basis of the amounts reflected on such Exhibits), (h) Taxes of any Group Company that is a liability to account for UK income tax, UK national insurance contributions (so far as the same can be lawfully recovered) and/or any related interest or penalties arising at any time (i) by reference to or in connection with any UK Relevant Security or any disposition (including any issue, grant, exercise, acquisition, vesting, disposal, redemption, repayment, exchange, surrender or variation) in relation to any UK Relevant Security or (ii) under Part 7A of the UK Income Tax (Earnings and Pensions) Act 2003 in connection with arrangements entered into or created (whether or not legally binding) or any payments or loans made to, any assets made available to or transferred to or any assets earmarked (however informally) for the benefit of any officer or employee or former officer or employee of a Group Company, or for the benefit of any relevant Person, in each case on or before Closing, and (i) any UK IHT Liability.
“Preferred Stock” is defined in the Recitals.
“Privacy Laws” means any Applicable Laws, Orders and statutory guidance issued by any Governmental Authority (including, for the avoidance of doubt, the GDPR and the UK GDPR) concerning the protection, privacy, security, or Processing of Personal Information that applies to the Group Companies and/or the Business.
“Privacy Policy” is defined in Section 3.26(a).
“Privilege Group” is defined in Section 5.13.
“Privileged Communications” is defined in Section 5.13.
“Pro Rata Portion” means, with respect to any Seller, a percentage that corresponds to the fraction: (a) having a numerator equal to the aggregate number of Common Shares held or deemed held by each Seller, Optionee, Restricted Stock Holder and SAFE Holder at Closing (treating all Preferred Stock, Vested Options, SAFE Notes and Vested Restricted Stock as converted to or exercised to acquire Common Stock, as applicable, in accordance with the terms of the applicable issuing agreement) pursuant to this Agreement, and (b) having a denominator equal to the aggregate number of Common Shares held or deemed held by all Sellers, Optionees, Restricted Stock Holders and SAFE Holder at Closing (treating all Preferred Stock, Vested Options, SAFE Notes, and Vested Restricted Stock as converted to or exercised to acquire Common Stock, as applicable, in accordance with the terms of the applicable issuing agreement) other than Dissenting Stockholders at Closing pursuant to this Agreement.
“Proceeding” means any action, arbitration, audit, examination, claim, demand, grievance, complaint, hearing, inquiry, investigation, litigation, proceeding or suit (whether civil, criminal or administrative) or alternative dispute resolution process, in each case that is commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
“Processing” means any operation performed on Company Data (including Personal Information), including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, retention, storage, transmission, transfer, protection, disclosure, distribution, destruction, or disposal of Company Data.
“Proprietary Information Technology System” is defined in Section 3.13(k).
“Release Date” is defined in Section 7.8(a).
“Representative Losses” is defined in Section 8.11(c).
“Relief” means, with respect to any Group Company, (a) any relief, loss, allowance, credit, abatement, recharacterization, deduction, saving, exemption or set-off taken into account in when computing profits, income or gains for the purposes of any Tax liability of that company or (b) any refund or other right to repayment of Tax available to that company.
“Restricted Stock” is defined in the Recitals.

“Restricted Stock Holder” is defined in the Recitals.
“Restricted Stock Purchase Agreement” means a Restricted Stock Purchase Agreement issued to an employee or a consultant under the Sustain.Life, Inc. 2021 Stock Plan.
“Restrictive Covenant Agreement” or “Restrictive Covenant Agreements” is defined in Section 6.2(f).
“SAFE Holder” is defined in the Recitals.
“SAFE Notes” means the Simple Agreements for Future Equity issued by the Company to a third party.
“Saul Ewing” is defined in Section 5.13.
“SDCA” means the Irish Stamp Duties Consolidation Act 1999, as amended.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” is defined in the Recitals.
“Seller Indemnitees” is defined in Section 7.3.
“Sellers Representative” is defined in the first paragraph of this Agreement.
“Series SAFE Preferred Stock” means the Preferred Stock designated as Series SAFE Preferred Stock, $0.0001 par value, of the Company.
“Series Seed Preferred Stock” means the Preferred Stock designated as Series Seed Preferred Stock, $0.0001 par value, of the Company.
“Shares” is defined in the Recitals.
“Software” means all computer programs (including any and all software implementation of algorithms, models and methodologies whether in source code or object code), applications, databases (including any and all data and collections of data), the content and information contained in any web sites, and documentation (including user manuals and training materials) relating to any of the foregoing.
“Statement” is defined in Section 2.4(a).
“Stockholder” is defined in the Recitals.
“Straddle Period” means any complete Tax period of the Company that includes but does not end on the Closing Date.
“Subsidiary” and “Subsidiaries” is defined in Section 3.2(b).
“Surviving Corporation” is defined in Section 1.1.
“Target Net Working Capital” is defined in Section 2.4(g).

“Tax” means (a) any and all federal, state, local, foreign or other income, gross receipts, sales, use, production, ad valorem, value added, export, transfer, franchise, registration, inventory, profits, license, intangibles, lease, service, service use, withholding, payroll, employment, unemployment, employee, disability, social security (or similar), estimated, excise, severance, margin, pension insurance contributions, environmental, natural resources, capital gains, capital stock, business, contributions, alternative or add-on minimum, abandoned property obligations, stamp, occupation, premium, property (including real and personal), real property gains, windfall profits, branch profits, net worth, or other taxes, fees, customs duties, unclaimed or abandoned property or escheat obligations, levies, assessments or charges of any kind whatsoever, (b) any Liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or other Tax group (including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar provision under applicable Law), as a result of transferee or successor liability, or by Law, Contract or otherwise, and (c) any interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect to any amounts described in clauses (a) or (b) (and any interest in respect of any such additions or penalties).
“Tax Return” means any return, declaration, estimate, election, certificate, report, form, claim for refund, information return, filing, statement or other document relating to Taxes (including Treasury Form TD F 90-22.1 and FinCEN Form 114), including any schedule or attachment thereto, and including any amendment thereof.
“TCA” means the Irish Taxes Consolidation Act 1997, as amended.
“Third Party Claim” is defined in Section 7.5(a).
“Threatened” means, with respect to any matter, that a demand, notice or statement has been made or given in writing that such matter is being or will be asserted, commenced, taken or otherwise pursued, including if conditioned upon certain events occurring or not occurring.
“Transaction Expense” means any unpaid expense of the Company incurred prior to Closing in connection with the transactions contemplated herein (including the Expense Fund, attorneys’ and other professionals’ fees and any severance, bonus, change in control or other similar employee benefit obligation, including the Employer Obligation Amount, arising as a result of the announcement or consummation of any such transaction).
    “Transfer Tax” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar tax chargeable in respect of any instrument transferring property, including motor vehicles), documentary, conveyancing or similar tax or expense or any recording fee, in each case that is imposed as a result of any transaction contemplated herein, together with any penalty, interest and addition to any such item with respect to such item.
“UK IHT Liability” means any UK inheritance tax liability which (i) is a liability of a Group Company and arises as a result of a transfer of value occurring or being deemed to occur on or before Closing (whether or not in conjunction with the death of any person, whenever occurring), or (ii) has given rise before or on Closing to a charge on any of the shares in or assets of a Group Company or a power to sell, mortgage or charge any of the shares in or assets of a Group Company, or (iii) after Closing becomes a charge on or gives rise to a power to sell, mortgage or charge any of the shares in or assets of a Group Company as a result of the death of any person within seven years of a transfer of value which occurred on or before Closing, and in determining for the purposes of this definition whether a charge on or a power to sell, mortgage or charge any of the shares or assets of a Group Company exists at any time, the fact that the inheritance tax is not yet due and payable, or may be paid by instalments, shall be disregarded and such inheritance tax shall be treated as becoming due, and a charge or power to sell, mortgage or charge as arising, on the date of the transfer of value or other date or event on or in respect of which it arises, and the provisions of section 213 of the UK Inheritance Tax Act 1984 shall not apply.
“UK Relevant Security” means any security as defined in section 421(B)(8) of the UK Income Tax (Earnings and Pensions) Act 2003 or any interest in or option or right to acquire the same, where such security, interest, option or right was issued, granted, created, made available or acquired on or before Closing.
“UK Subsidiary” means Sustain.Life Ventures UK Limited, a company incorporated in England and Wales with company number 14290350.
“Upward Merger Consideration Adjustment” is defined in Section 2.4(f)(1).
“Vested Option” means (i) all Options that have vested by their original terms as of the Closing Date and (ii) all Options that remain unvested by their original terms as of the Closing Date, but the vesting of which has been accelerated through action of the Company’s board of directors pursuant to the terms of Section 1.12(a) as set forth on Schedule 1.12(a).
“Vested Restricted Stock” means (i) all Restricted Stock that has vested by its original terms as of the Closing Date and (ii) all Restricted Stock that remains unvested by its original terms as of the Closing Date, but the vesting of which has been accelerated through action of the Company’s board of directors pursuant to the terms of Section 1.12(d) as set forth on Schedule 1.12(d).
“Virtual Office Lease” is defined in Section 3.11.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.
“Withholding Certificate” is defined in Section 6.2(t).
“Working Capital Adjustment Payment” is defined in Section 2.4(a).
“4Sided” means 4Sided Inc., a Delaware corporation.
“4Sided Entities” is defined in Section 3.8(c).
“4Sided Partner Agreements” is defined in Section 3.8(c).

*    *    *    *    *

IN WITNESS WHEREOF, each Party has executed this Agreement as of the date first written above.

WORKIVA INC. By: /s/ Brandon Ziegler Name: Brandon Ziegler Title: Chief Legal & Administrative Officer	SAPIENCE MERGER SUB, INC. By: /s/ Brandon Ziegler Name: Brandon Ziegler Title: President
SUSTAIN.LIFE, INC. By: /s/ Michael Hanrahan Name: Michael Hanrahan Title: Chairman	SHAREHOLDER REPRESENTATIVE SERVICES LLC (solely in its capacity as Sellers Representative) By: /s/ Corey Quinlan Name: Corey Quinlan Title: Director
[Signature Page to Agreement and Plan of Merger]